AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 2, 2009

REGISTRATION NO. 333-152853

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DEVELOCAP, INC.

(Exact name of registrant as specified in its charter)

Nevada	7363	26-3030202
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

253 Khuong Viet St., Phu Trung Ward, Tan Phu Dist.

Ho Chi Minh City, Vietnam

(848) 3975-3070

(Address and telephone number of principal executive offices)

Nguyen Quoc Khanh

253 Khuong Viet St., Phu Trung Ward, Tan Phu Dist.

Ho Chi Minh City, Vietnam

(848) 3975-3070

(Name, address and telephone number of agent for serrvice)

Copies to:

Richard A. Friedman, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32 nd Floor

New York, New York 10006

(212) 930-9700

(212) 930-9725 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. .

(COVER CONTINUES ON FOLLOWING PAGE)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

     .  Large accelerated filer

     . Accelerated filer

     . Non-accelerated filer

 X ..Smaller reporting company

Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post Effective Amendment No. 2 were paid upon the initial filing of the previously filed registration statement covering such shares. No additional shares are registered and accordingly, no additional fees are payable.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED NOVEMBER 2, 2009

DEVELOCAP, INC.

4,574,194 Shares of Common Stock

This prospectus relates to the public offering of up to 4,574,194 shares of common stock, par value $.001 per share, of Develocap, Inc. (“Common Stock”), by the selling stockholders named in this prospectus. The shares were issued to the selling stockholders in private placements.

Selling stockholders will offer their respective shares at a fixed price of $.10 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices ..

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholders. We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 7 of this prospectus before purchasing any of the shares offered by this prospectus.

There is currently no public or established market for our shares. Consequently, our shareholders will not be able to sell their shares in an y organized market place and may be limited to selling their shares privately. Accordingly, an investment in our Company is an illiquid investment.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2009.

DEVELOCAP, INC.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock.

About Us

Develocap, Inc. (the “Company”) is a Nevada corporation formed on January 23, 2004. From its inception until the acquisition of Trai Thien in July 2009 (discussed below), the Company had a very limited operating history as a business development company under the Investment Company Act of 1940, and subsequently as a consulting company. The Company did not generate any revenues during this period.

Develocap, Inc. is the parent company of Trai Thien Sea Transport Investment and Development Joint Stock Company (“Trai Thien”), a joint stock Vietnamese company formed on June 11, 2007.

Trai Thien is a Vietnam-based sea cargo company specializing in transport within Southeast Asia. Currently, Trai Thien rents four cargo ships with average cargo capacity of 3,348 Deadweight tonnage (or DWT) each. Aggregate capacity for all four ships totals 13,391 dead weight tonnage (or DWT). Most of Trai Thien’s business is within Southeast Asia and southern China, due to the capacity of its ships. Subject to obtaining needed financing, Trai Thien plans on acquiring additional vessels to meet demand from current customers as well as to expand the geographic regions that Trai Thien services, including North and South America, Europe and Australia.

Established in June 2007, we earned revenues of $1,083,674 and net income of $39,661 from inception to December 31, 2007. For the year ended December 31, 2008, we earned revenues of $3,816,461 and net income of $265,313. For the six months ended July 31, 2009 we earned revenues of $4,069,924 and net income of $257,700.

In our auditors' report dated June 12, 2009, they have expressed substantial doubt about our ability to continue as a going concern.

Our executive offices are located at 253 Khuong Viet St, Phu Trung Ward, Tan Phu Dist., Ho Chi Minh City, Vietnam. Our website is located at www.traithien.com, and our telephone number is (848) 5406 7624.

Recent Developments

On March 31, 2009, the Company entered into a Share Exchange Agreement (the “Original Share Exchange Agreement”) with certain of its shareholders, Trai Thien, and the shareholders of Trai Thien (the “Trai Thien Shareholders”).

Pursuant to the Original Share Exchange Agreement, the Company agreed to issue to the Trai Thien Shareholders an aggregate of 23,400,000 shares of the Company’s common stock (the “Acquisition Shares”) in exchange for all of the issued and outstanding capital stock of Trai Thien. Upon execution of the Original Share Exchange Agreement, its closing was subject to the fulfillment of certain conditions including, but not limited to, the receipt of all requisite consents, waivers and approvals by the Company and Trai Thien.

On July 31, 2009, the Company entered into Amendment No. 1 (the “Amendment”) to the Share Exchange Agreement, with Trai Thien and the Trai Thien Shareholders (because shareholders of the Company had inadvertently been included as parties to the Original Share Exchange Agreement, they were not parties to the Amendment and were removed as parties to the Share Exchange Agreement).

On July 31, 2009 (the “Closing Date”), pursuant to and upon the initial closing (the “Initial Closing”) of the Original Share Exchange Agreement, as amended by the Amendment (as so amended, the “Share Exchange Agreement”), the Company issued 7,497,000 of the Acquisition Shares to the Trai Thien Shareholders, and 49% of the outstanding capital of Trai Thien was transferred from the Trai Thien Shareholders to the Company (the “Initial Acquisition”). In addition, on the Closing Date, the remaining 15,903,000 Acquisition Shares, and the remaining 51% of the outstanding capital of Trai Thien, were placed into an escrow account established pursuant to an escrow agreement entered into in connection with the Share Exchange Agreement (discussed below). Pursuant to the Share Exchange Agreement, following the Closing Date, the Company shall have the right to acquire the remaining 51% of the outstanding capital of Trai Thien (the “Subsequent Acquisition”), subject to and in accordance with applicable Vietnamese laws and regulations, in exchange for the remaining 15,903,000 Acquisition Shares. The closing of the Subsequent Acquisition is subject to the fulfillment of certain conditions including, but not limited to, the receipt of all requisite consents, waivers and approvals by the Company and Trai Thien.

In connection with the Share Exchange Agreement, on July 31, 2009, the Company entered into an escrow agreement (the “Escrow Agreement”) with Trai Thien, the Trai Thien Shareholders, and Sichenzia Ross Friedman Ference LLP, as escrow agent. Pursuant to the Escrow Agreement, the Company placed 15,903,000 Acquisition Shares (the “Escrow Shares”) into an escrow account, and the Trai Thien shareholders placed 51% of the outstanding capital of Trai Thien into such escrow account, pending the approval and registration of the Subsequent Acquisition in accordance with applicable Vietnamese laws and regulations. Upon the Subsequent Closing, the Escrow Shares will be released to the Trai Thien Shareholders, and 51% of the outstanding capital of Trai Thien will be released to the Company. If the Subsequent Closing has not been completed by December 31, 2012, any Escrow Shares or outstanding shares of Trai Thien held in the escrow account shall be returned to the Company and the Trai Thien Shareholders, respectively, unless otherwise agreed by the parties.

In connection with the Share Exchange Agreement, on July 31, 2009, the Company entered into a management services agreement (the “Management Services Agreement”) with Trai Thien. Pursuant to the Management Services Agreement, the Company agreed to provide certain management and advisory services to Trai Thien. The services provided under the Management Services Agreement shall include, but not be limited to: determining strategies and development plans; deciding investment plans; approval of contracts, nominating, appointing and dismissing the officers and management of Trai Thien; and supervising the officers and management of Trai Thien. In consideration for the services provided under the Management Services Agreement, Trai Thien shall pay the Company a fee equal to 51% of Trai Thien’s net income after taxes (the “Management Fee”). The Management Fee shall be payable to the Company within 45 days after the end of each calendar quarter. The Management Services Agreement has a term of 3 years, however, it shall automatically terminate upon the Company’s acquisition of the remaining 51% interest in Trai Thien.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

In connection with the Initial Closing of the Share Exchange Agreement, in addition to the foregoing:

(i) Lori Laney resigned as the sole officer and director of the Company and the following individuals became the officers and directors of the Company:

Name	Title
Nguyen Quoc Khanh	Chairman
Haley Manchester	Chief Executive Officer and Director
Nguyen Van Thong	Chief Financial Officer and Director
Nguyen Thuy The Ha	Director

(ii) The Company intends to change its name to Trai Thien Holdings, Inc., or a similar derivation, as soon as practicable.

Effective on the Closing Date, pursuant to the Share Exchange Agreement and Management Service Agreement, Trai Thien became a subsidiary of the Company. The Initial Acquisition is treated as a reverse acquisition, and the business of Trai Thien became the business of the Company. At the time of the reverse acquisition, Develocap was not engaged in any active business.

References in this prospectus, and the registration statement of which it forms a part, to, “we,” “us,” “our” and similar words refer to the Company and its subsidiary, Trai Thien, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Trai Thien. References to “Develocap” relate to the Company prior to the reverse acquisition.

In July 2008 the Company effectuated a 1 for 77.5 reverse split of all outstanding shares. Shares amounts in this prospectus and the registration statement of which it forms a part have been adjusted to reflect the reverse split unless otherwise indicated.

About This Offering

This prospectus includes 4,574,194 shares of the Company’s common stock offered by the selling stockholders. These 4,574,194 shares were issued to the selling stockholders in private placements or were transferred to the selling stockholders following private placements by Develocap in January 2004, February 2004, August 2004, and July 2008. The 4,574,194 shares included in this prospectus represent a portion of the aggregate 5,000,000 shares of the Company’s Common Stock outstanding prior to the reverse acquisition.

Estimated use of proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the selling stockholders. We will not receive any of the proceeds resulting from the sale of Common Stock by the selling stockholders.

Summary of the Shares offered by the Selling Stockholders .

The following is a summary of the shares being offered by the selling stockholders:

Common Stock offered by the selling stockholders	Up to 4,574,194 shares of Common Stock.

Common Stock outstanding prior to the offering	28,400,000 (1)

Common Stock to be outstanding after the offering	28,400,000

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder.

(1) Based upon the total number of issued and outstanding shares as of October 20, 2009. Includes 15,903,000 shares held in escrow pursuant to the Escrow Agreement.

RISK FACTORS

An investment in the Company’s common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information provided to you in this prospectus, including information in the section of this prospectus entitled “Forward Looking Statements.” The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to out Business

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. During 2007, the Company contracted for the construction of 6 vessels in Vietnam with a combined carrying capacity of 45,600 DWT in the aggregate value of approximately $66 million (equivalent to VND1,170,000,000,000), which is expected to be delivered between 2009 and 2010. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents. As of July 31, 2009, the Company is required to make aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months. The Company plans to finance the construction of 6 newly-built vessels through additional capital injection from its shareholders or external financing from banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels. Our auditors have included an explanatory paragraph in their Report of Independent Registered Public Accounting Firm included in our audited consolidated financial statements for the year ended December 31, 2008 and the period from inception (June 11, 2007) to December 31, 2007, to the effect that such factors raise substantial doubt about our ability to continue as a going concern. Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We will need significant additional capital, which we may be unable to obtain.

Our financing requirements for our planned expansion will be significant. In the event that such financing is not procured, we may be forced to curtail our growth plans. There can be no assurance that such financing would be available when needed or that it would be available on acceptable terms. Furthermore, the issuance by the Company of any additional securities pursuant to any future fundraising activities undertaken by us would dilute the ownership of existing shareholders and may reduce the price of our common stock. Debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

If our strategy is unsuccessful, we will not be profitable and our shareholders could lose their investments.

There is no guarantee that our strategy will be successful or profitable. If our strategy is unsuccessful, we may fail to meet our objectives and not realize the revenues or profits from the business we pursue, which may cause the value of the Company to decrease, thereby potentially causing our stockholders to lose their investments.

We may not be able to grow or to effectively manage our growth.

A principal focus of our strategy is to continue to grow by taking advantage of changing market conditions, which may include expanding our business in Southeast Asia, the primary geographic area and market where we operate, by expanding into other regions, and by increasing the number of vessels in our fleet.

Our future growth will depend upon a number of factors, some of which we cannot control. These factors include our ability to:

•

identify businesses engaged in managing, operating or owning vessels for acquisitions or joint ventures;

•

identify vessels and/or shipping companies for acquisitions;

•

integrate any acquired businesses or vessels successfully with our existing operations;

•

hire, train and retain qualified personnel to manage and operate our growing business and fleet;

•

identify additional new markets outside of Southeast Asia;

•

improve our operating and financial systems and controls; and

•

obtain required financing for our existing and new operations.

Our ability to grow is in part dependent on our ability to expand our fleet through acquisitions of suitable vessels. We may not be able to acquire vessels on favorable terms, which could impede our growth and negatively impact our financial condition. We may not be able to negotiate acceptable construction or purchase contracts with shipyards and owners, or obtain financing for such acquisitions on economically acceptable terms, or at all.

The failure to effectively identify, purchase, develop and integrate any vessels or businesses could adversely affect our business, financial condition and results of operations.

Disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our results of operations, financial condition and cash flows.

The United States and other parts of the world are exhibiting deteriorating economic trends and have been in a recession. For example, the credit markets in the United States have experienced significant contraction, deleveraging and reduced liquidity, and the United States federal government and state governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The Securities and Exchange Commission, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in the banking and securities markets around the world, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under any future financial arrangements. We cannot predict how long the current market conditions will last. However, these recent and developing economic and governmental factors may have a material adverse effect on our results of operations, financial condition or cash flows.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. Throughout 2008 the frequency of piracy incidents has increased significantly, particularly in the Gulf of Aden off the coast of Somalia. For example, in April 2009, the Maersk Alabama, a cargo vessel not affiliated with us, was captured by pirates off the coast of Somalia and was released following military action by the U.S. Navy. In November 2008, the Sirius Star, a tanker vessel not affiliated with us, was also captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100 million, and was released in January 2009 upon a ransom payment of $3 million. If these piracy attacks result in regions in which our vessels are deployed being characterized as "war risk" zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee (JWC) "war and strikes" listed areas, premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including due to employing onboard security guards, could increase in such circumstances. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and ability to reinstate the payment of dividends.

Fuel prices may adversely affect profits.

Our operating costs are directly tied to fuel prices. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the IMO International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this report, each of our vessels is ISM code-certified.

Our vessels may suffer damage due to the inherent operational risks of the seaborne transportation industry and we may experience unexpected drydocking costs, which may adversely affect our business and financial condition.

Our vessels and their cargoes will be at risk of being damaged or lost because of events such as marine disasters, bad weather, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. These hazards may result in death or injury to persons, loss of revenues or property, environmental damage, higher insurance rates, damage to our customer relationships, delay or rerouting. If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. We may have to pay drydocking costs that our insurance does not cover in full. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. We may be unable to find space at a suitable drydocking facility or our vessels may be forced to travel to a drydocking facility that is not conveniently located to our vessels' positions. The loss of earnings while these vessels are forced to wait for space or to steam to more distant drydocking facilities would decrease our earnings.

Delays or defaults by the shipyards in the construction of any new vessels that we may order could increase our expenses and diminish our net income and cash inflows.

Our business strategy may include additional growth through constructing new vessels. Any such projects would be subject to the risk of delay or defaults by shipyards caused by, among other things, unforeseen quality or engineering problems, work stoppages, weather interference, unanticipated cost increases, delays in receipt of necessary equipment, and inability to obtain the requisite permits or approvals. In accordance with industry practice, in the event any such shipyards are unable or unwilling to deliver the vessels ordered, we may not have substantial remedies. Failure to construct or deliver vessels by the shipyards or any significant delays could increase our expenses and diminish our net income and cash flows.

An increase in costs could materially and adversely affect our financial performance.

Our vessel operating expenses are comprised of a variety of costs including crew costs, provisions, deck and engine stores, lubricating oil and insurance, many of which are beyond our control and affect the entire shipping industry. Also, costs such as insurance and security are still increasing. If costs continue to rise, that could materially and adversely affect our cash flows and profitability.

We may face unexpected repair costs for our vessels.

Repair and maintenance costs are difficult to predict with certainty and may be substantial. Large repair expenses could decrease our cash flow and profitability and reduce our liquidity.

We plan to operate our vessels internationally and, as a result, our vessels will be exposed to international risks that could reduce revenue or increase expenses.

The international shipping industry is an inherently risky business involving global operations. Our vessels are at risk of damage or loss because of events such as mechanical failure, collision, human error, war, terrorism, piracy, cargo loss and bad weather. In addition, changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These sorts of events could interfere with shipping routes and result in market disruptions that may reduce our revenue or increase our expenses.

Terrorist attacks and international hostilities can affect the seaborne transportation industry, which could adversely affect our business.

We conduct our operations outside of the United States, and our business, results of operations, cash flows and financial condition may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are or will be employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political instability, terrorist or other attacks, war or international hostilities. Terrorist attacks such as the attacks on the United States on September 11, 2001, in London on July 7, 2005 and in Mumbai on November 26, 2008 and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continue to cause uncertainty in the world financial markets and may affect our business, operating results and financial condition. The continuing presence of United States and other armed forces in Iraq and Afghanistan may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Terrorist attacks on vessels, such as the October 2002 attack on the M.V. Limburg , a very large crude carrier not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility and turmoil in the financial markets in the United States and globally. Any of these occurrences could have a material adverse impact on our revenues and costs.

We depend on our key personnel and may have difficulty attracting and retaining them.

We rely significantly on the performance and continued service of our senior management and other key personnel for our success. The loss of the services of any of our senior management or other key personnel or our inability to successfully attract and retain qualified personnel, including ships’ officers, in the future could have a material adverse effect on our business, financial condition and operating results.

We may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.

Our success depends in large part on our ability to attract and retain highly skilled and qualified personnel. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. Competition to attract and retain qualified crew members is intense. We expect crew costs to increase in 2009. If we are not able to increase our rates to compensate for any crew cost increases, our financial condition and results of operations may be adversely affected. Any inability we experience in the future to hire, train and retain a sufficient number of qualified employees could impair our ability to manage, maintain and grow our business.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination. Inspection procedures can result in the seizure of contents of our vessels, delays in the loading, offloading or delivery and the levying of customs, duties, fines and other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Furthermore, changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo impractical. Any such changes or developments may have a material adverse effect on our business, financial condition, and results of operations.

Our vessels may be requisitioned by governments without adequate compensation.

A government could requisition for title or seize our vessels. In the case of a requisition for title, a government takes control of a vessel and becomes its owner. Also, a government could requisition our vessels for hire. Under requisition for hire, a government takes control of a vessel and effectively becomes its charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. The amount and timing of payment that we, as owner, would be entitled to compensation in the event of a requisition is uncertain.

Arrests of our vessels by maritime claimants could cause a significant loss of earnings for the related off-hire period.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by “arresting” or “attaching” a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could result in a significant loss of earnings for the related off-hire period.

In addition, in jurisdictions where the “sister ship” theory of liability applies, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. In countries with “sister ship” liability laws, claims might be asserted against us, any of our subsidiaries or our vessels for liabilities of other vessels that we own.

Risks Related to Doing Business in Vietnam

Any adverse change to the economy or business environment in Vietnam could significantly affect our operations, which would lead to lower revenues and reduced profitability.

Our operations are concentrated in Vietnam. Because of this concentration in a specific geographic location, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. A stagnant or depressed economy in Vietnam generally, or in any of the other markets that we service, could adversely affect our business, results of operations and financial condition.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in Vietnam. Over the past several years, the government of Vietnam has pursued economic reform policies. Changes in policies, laws and regulations or in their interpretations or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop.

A downturn in the economy of Vietnam may slow our growth and profitability.

The growth of the Vietnamese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Vietnamese economy will be steady or that any downturn will not have a negative effect on our business.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and most of our expenses are denominated in the Vietnamese Dong. If revenues denominated in the Vietnamese Dong increase or expenses denominated in Vietnamese Dong decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of the Company’s ordinary shares.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Vietnam.

Substantially all of our assets will be located in Vietnam and the majority of our officers and present directors reside outside of the United States. As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, management has been advised that Vietnam does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Vietnam would permit effective enforcement of criminal penalties of the Federal securities laws.

Risks Related to the Company’s Common Stock

Our Chairman owns the majority of our outstanding Common Stock.

Approximately 77.1% of our outstanding common stock is owned by our Chairman, Nguyen Quoc Khanh. This controlling interest could delay, defer, or prevent others from initiating a potential merger, takeover, or other change in our control, even if these actions would benefit our stockholders and us. This control could adversely affect the voting and other rights of our other shareholders and could depress the market price of our common stock.

There is no trading market for our common stock.

There is no market for our common stock and there may never be a market for our Common Stock. In the absence of an active trading market, stockholders may have difficulty buying and selling or obtaining market quotations; the market visibility for our common stock may be limited, and the lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The Company’s common stock will be subject to the “penny stock” rules of the SEC, which may make it more difficult for stockholders to sell the Company’s common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The regulations applicable to penny stocks may severely affect the market liquidity for the Company’s common stock and could limit an investor’s ability to sell the Company’s common stock in the secondary market.

As an issuer of “penny stock,” the protection provided by the federal securities laws relating to forward looking statements does not apply to the Company.

Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to issuers of penny stocks. As a result, the Company will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by the Company contained a material misstatement of fact or was misleading in any material respect because of the Company’s failure to include any statements necessary to make the statements not misleading. Such an action could hurt our financial condition.

The Company has not paid dividends in the past and does not expect to pay dividends for the foreseeable future. Any return on investment may be limited to the value of the Company’s common stock.

No cash dividends have been paid on the Company’s common stock. We expect that any income received from operations will be devoted to our future operations and growth. The Company does not expect to pay cash dividends in the near future. Payment of dividends would depend upon our profitability at the time, cash available for those dividends, and other factors as the Company’s board of directors may consider relevant. If the Company does not pay dividends, the Company’s common stock may be less valuable because a return on an investor’s investment will only occur if the Company’s stock price appreciates.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•

Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•

Our ability to raise capital when needed and on acceptable terms and conditions;

•

The intensity of competition; and

•

General economic conditions.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholders.

SELLING SECURITY HOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus. The selling stockholders may sell up to 4,574,194 shares of our Common Stock from time to time in one or more offerings under this prospectus. Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders.

Name of Selling Stockholder	Beneficial Ownership Before the Offering (1)	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage of Ownership After Completion of Offering (2)
Stephen B. Schneer (3)	51,613	51,613	0	--
Gary B. Wolff (4)	1,508,064	1,508,064	0	--
GCND, Inc. (5)	1,508,065	1,508,065	0	--
S. Craig Barton	1,500,000	1,500,000	0	--
Jody Walker (6)	77,419	6,452	70,967	*

* Less than 1%.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. As of October 20, 2009, the Company had 28,400,000 shares of common stock issued and outstanding (including 15,903,000 shares of common stock held in escrow pursuant to the Escrow Agreement).

(2) Assumes the sales of all shares included in this prospectus.

(3) Mr. Schneer was President, Chief Executive Officer and Chairman of Develocap from its inception in January 2004 to March 2009.

(4) Mr. Wolff was counsel to Develocap.

(5) K. Ivan Gothner has voting and dispositive power over the securities of the Company owned by GCND, Inc.

(6) Ms. Walker was counsel to Develocap.

The following chart discloses the manner in which each of the 5 selling shareholders acquired the shares being offered.

Stockholders	Original	Split 1:77.5	[5] New Holdings	July 2008	Total Shares	Shares Being Sold
Stephen B. Schneer	[1] 4,000,000		51,613	None	51,613	51,613

Jody Walker	[2] 6,000,000		77,419	None	77,419	6,452

Craig Barton	None	None	None	[6] 1,500,000	1,500,000	1,500,000

GCND, Inc.	[3] 28,000,000		361,290	[6] 1,146,775	1,508,065	1,508,065

Gary B. Wolff	[4] 12,000,000		154,839	[6] 1,353,225	1,508,064	1,508,064

1.

Four million shares were issued on January 23, 2004 for services rendered and valued at $.001 per share for a total of $4,000.

2.

Five million shares were issued on January 23, 2004 for services rendered and valued at $.001 per share for a total of $5,000. An additional 1 million shares were issued pursuant to options issued on February 26, 2004 and exercised in August 2004 at $.001 per share.

3.

The 28 million shares referred to were transferred into GCND, Inc. by its two officers and directors (Edward Heil and K. Ivan F. Gothner) on August 5, 2007. Edward Heil initially received 17 million shares of common stock on January 23, 2004 for services rendered and valued at $.001 per share for a total of $17,000 while K. Ivan F. Gothner received 5 million shares of common stock on January 23, 2004 for services rendered and valued at $.001 per share for a total of $5,000. Additionally, Mr. Heil was issued an additional 5 million shares pursuant to options issued on February 26, 2004 and exercised in August 2004 at $.001 per share. Mr. Gothner was issued an additional 1 million shares pursuant to options issued on February 26, 2004 and exercised in August 2004 at $.001 per share.

4.

Ten million shares were issued on January 23, 2004 for services rendered and valued at $.001 per share for a total of $10,000. An additional 2 million shares were issued pursuant to options issued on February 26, 2004 and exercised in August 2004 at $.001 per share.

5.

 In July 2008 the Company effectuated a 1 for 77.5 reverse split of all outstanding shares. The number of shares indicated refers to the number of shares owned of record and beneficially immediately subsequent to the reverse split indicated.

6

In July 2008 the Company issued an aggregate of 4 million shares of its common stock to Gary B. Wolff, GCND, Inc. and S. Craig Barton in full satisfaction of approximately $75,000 in amounts due to them for services performed. Such shares were issued as follows:

Name	Number of Shares	Consideration
S. Craig Barton	1,500,000	$28,125
Gary B. Wolff	1,353,225	$25,373
GCND, Inc.	1,146,775	$21,502

Craig Barton and GCND, Inc. are business associates and/or friends of Mr. Schneer. None of the selling shareholders are affiliates nor are any of such persons or firms in the business of buying and/or selling securities.

To the best of management’s knowledge, none of the selling stockholders are broker/dealers or affiliates of broker/dealers.

Selling stockholders . will offer their respective shares at a fixed price of $.10 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.10 for the shares of common stock was arbitrarily determined and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

Our common stock is not listed or quoted on any public exchange. A market maker has agreed to file an application with FINRA on our behalf so as to be able to quote the shares of our common stock on the Over-the-Counter Bulletin Board maintained by FINRA. There are no assurances that the application will be accepted by FINRA nor can we estimate as to the time period that the application process will require. We are not permitted to file such application on our own behalf. If an application is accepted, we cannot predict the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors. There is no assurance that our common stock will trade at market prices in excess of the initial public offering price as prices for the common stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of us and general economic and market conditions.

PLAN OF DISTRIBUTION

No market currently exists for our shares. The price reflected in this prospectus of $0.10 per share is the initial offering price of the shares of common stock upon the effectiveness of this prospectus. The selling stockholders may, from time to time, sell any or all of their shares of common stock covered by this prospectus in private transactions at a price of $0.10 per share or on any stock exchange, market or trading facility on which the shares may then be traded.

Selling stockholders will offer their respective shares at a fixed price of $.10 per share until our common shares are quoted on the Over-the-Counter Bulletin Board, and thereafter, at prevailing market prices or privately negotiated prices. .. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. We will pay the expense incurred to register the shares being offered by the selling stockholders for resale, but the selling stockholders will pay any underwriting discounts and brokerage commissions associated with these sales. The selling stockholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

privately negotiated transactions; and

•

a combination of any such methods of sale.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholder, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

Penny Stock

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 4,574,194 shares of our Common Stock offered by the selling stockholders. The following description of our Common Stock is only a summary. You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the post-effective amendment to the registration statement of which this prospectus forms a part.

We are authorized to issue 199,000,000 shares of Common Stock having a par value of $0.001 per share and 1,000,000 shares of preferred stock having a par value of $0.001 per share (“Preferred Stock”). As the date of this prospectus, there are no shares of outstanding Preferred Stock. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Our outstanding shares of Common Stock are fully paid and non-assessable. Holders of shares of Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

DESCRIPTION OF BUSINESS

Background

Develocap, Inc. is a Nevada corporation formed on January 23, 2004. From its inception until the acquisition of Trai Thien in July 2009, the Company had a very limited operating history as a business development company under the Investment Company Act of 1940, and subsequently as a consulting company. The Company did not generate any revenues during this period.

Develocap, Inc. is the parent company of Trai Thien Sea Transport Investment and Development Joint Stock Company (“Trai Thien”), a joint stock Vietnamese company formed on June 11, 2007.

On March 31, 2009, the Company entered into a Share Exchange Agreement (the “Original Share Exchange Agreement”) with certain of its shareholders, Trai Thien, and the shareholders of Trai Thien (the “Trai Thien Shareholders”).

Pursuant to the Original Share Exchange Agreement, the Company agreed to issue to the Trai Thien Shareholders an aggregate of 23,400,000 shares of the Company’s common stock (the “Acquisition Shares”) in exchange for all of the issued and outstanding capital stock of Trai Thien. Upon execution of the Original Share Exchange Agreement, its closing was subject to the fulfillment of certain conditions including, but not limited to, the receipt of all requisite consents, waivers and approvals by the Company and Trai Thien.

On July 31, 2009, the Company entered into Amendment No. 1 (the “Amendment”) to the Share Exchange Agreement, with Trai Thien and the Trai Thien Shareholders (because shareholders of the Company had inadvertently been included as parties to the Original Share Exchange Agreement, they were not parties to the Amendment and were removed as parties to the Share Exchange Agreement).

On July 31, 2009 (the “Closing Date”), pursuant to and upon the initial closing (the “Initial Closing”) of the Original Share Exchange Agreement, as amended by the Amendment (as so amended, the “Share Exchange Agreement”), the Company issued 7,497,000 of the Acquisition Shares to the Trai Thien Shareholders, and 49% of the outstanding capital of Trai Thien was transferred from the Trai Thien Shareholders to the Company (the “Initial Acquisition”). In addition, on the Closing Date, the remaining 15,903,000 Acquisition Shares, and the remaining 51% of the outstanding capital of Trai Thien, were placed into an escrow account established pursuant to an escrow agreement entered into in connection with the Share Exchange Agreement (discussed below). Pursuant to the Share Exchange Agreement, following the Closing Date, the Company shall have the right to acquire the remaining 51% of the outstanding capital of Trai Thien (the “Subsequent Acquisition”), subject to and in accordance with applicable Vietnamese laws and regulations, in exchange for the remaining 15,903,000 Acquisition Shares. The closing of the Subsequent Acquisition is subject to the fulfillment of certain conditions including, but not limited to, the receipt of all requisite consents, waivers and approvals by the Company and Trai Thien.

In connection with the Share Exchange Agreement, on July 31, 2009, the Company entered into an escrow agreement (the “Escrow Agreement”) with Trai Thien, the Trai Thien Shareholders, and Sichenzia Ross Friedman Ference LLP, as escrow agent. Pursuant to the Escrow Agreement, the Company placed 15,903,000 Acquisition Shares (the “Escrow Shares”) into an escrow account, and the Trai Thien shareholders placed 51% of the outstanding capital of Trai Thien into such escrow account, pending the approval and registration of the Subsequent Acquisition in accordance with applicable Vietnamese laws and regulations. Upon the Subsequent Closing, the Escrow Shares will be released to the Trai Thien Shareholders, and 51% of the outstanding capital of Trai Thien will be released to the Company. If the Subsequent Closing has not been completed by December 31, 2012, any Escrow Shares or outstanding shares of Trai Thien held in the escrow account shall be returned to the Company and the Trai Thien Shareholders, respectively, unless otherwise agreed by the parties.

In connection with the Share Exchange Agreement, on July 31, 2009, the Company entered into a management services agreement (the “Management Services Agreement”) with Trai Thien. Pursuant to the Management Services Agreement, the Company agreed to provide certain management and advisory services to Trai Thien. The services provided under the Management Services Agreement shall include, but not be limited to: determining strategies and development plans; deciding investment plans; approval of contracts, nominating, appointing and dismissing the officers and management of Trai Thien; and supervising the officers and management of Trai Thien. In consideration for the services provided under the Management Services Agreement, Trai Thien shall pay the Company a fee equal to 51% of Trai Thien’s net income after taxes (the “Management Fee”). The Management Fee shall be payable to the Company within 45 days after the end of each calendar quarter. The Management Services Agreement has a term of 3 years, however, it shall automatically terminate upon the Company’s acquisition of the remaining 51% interest in Trai Thien.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

In connection with the Initial Closing of the Share Exchange Agreement, in addition to the foregoing:

(i) Lori Laney resigned as the sole officer and director of the Company and the following individuals became the officers and directors of the Company:

Name	Title
Nguyen Quoc Khanh	Chairman
Haley Manchester	Chief Executive Officer and Director
Nguyen Van Thong	Chief Financial Officer and Director
Nguyen Thuy The Ha	Director

(ii) The Company intends to change its name to Trai Thien Holdings, Inc., or a similar derivation, as soon as practicable.

Effective on the Closing Date, pursuant to the Share Exchange Agreement and Management Service Agreement, Trai Thien became a subsidiary of the Company. The Initial Acquisition is treated as a reverse acquisition, and the business of Trai Thien became the business of the Company. At the time of the reverse acquisition, Develocap was not engaged in any active business.

References in this prospectus, and the registration statement of which it forms a part, to, “we,” “us,” “our” and similar words refer to the Company and its subsidiary, Trai Thien, unless the context indicates otherwise, and, prior to the effectiveness of the reverse acquisition, these terms refer to Trai Thien. References to “Develocap” relate to the Company prior to the reverse acquisition.

We are a Vietnam-based sea cargo company, formed in June 2007, specializing in transport within Southeast Asia. Currently, we rent four cargo ships with average cargo capacity of 3,348 dead weight tonnage (or DWT) each. Aggregate capacity for all four ships totals 13,391 DWT. Most of our business is within Southeast Asia and southern China, due to the capacity of our ships.

We have contracted to rent six additional new ships with larger capacities of 6,850 DWT on average. We expect four out of these six ships to be launched by the fourth quarter of 2009 and the remaining two ships to operate in the first quarter of 2010.

In addition, we have made deposits for building six new cargo ships which will each have an average capacity of 7,600 DWT. We expect delivery of the first four ships in the second half of 2010. The remaining two vessels are expected in the first half of 2011. As of July 31, 2009, the Company is required to make aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents. The Company plans to finance the construction of these 6 newly-built vessels through additional capital injection from its shareholders or external financing from banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels. Subject to obtaining needed financing, we plan on acquiring additional vessels to meet demand from current customers as well as to expand the geographic regions that we service, including North and South America, Europe and Australia. Our ten-year strategy is to build a fleet of twenty ocean-going cargo ships, compliant with all international standards, with average load capacity between 30,000-50,000 DWT each. Subject to obtaining needed financing, we plan on further expansion through the future development of a seaport in Vietnam that contains high-profit ancillary services such as a fuel depot, logistics outsourcing and warehousing.

We anticipate that the six new cargo ships for which we have made deposits will allow us to begin shipping to Europe, Australia and North America, which will greatly expand our revenue potential. With our expansion plan, Trai Thien’s total capacity is expected to significantly increase to about 40,000 DWT by the end of 2009. By the end of 2010, we expect total capacity to exceed 80,000 DWT before reaching 100,000 DWT by the end of 2011. With the bulk of our cargo ships being new and reliable, we believe we can further distance ourselves from potential locally-owned competitors, and make us better able to compete with internationally-owned companies that currently compete in Vietnam.

We are currently licensed in Vietnam for the following business activities: new ship building, inland waterway and seaway transport trading (expect waste reprocessing, mechanical processing, sealing, waxing and electroplating, glass/ceramic production and wood production); shipping agency and maritime transport; maritime equipment leasing; shipyard exploitation; transport agency; maritime brokerage; taxi passenger carrier by vehicle, waterway or seaway; real estate; and industrial, civil and inhabitant infrastructure building and investment. We have opened a U.S. operations office in California, to begin laying the groundwork for the expansion of our cargo services in the U.S. as well as to begin the foundations of a potential land cargo transportation business in America.

Established in June 2007, we earned revenues of $1,083,674 and net income of $39,661 from inception to December 31, 2007. For the year ended December 31, 2008, we earned revenues of $3,816,461 and net income of $265,313. For the six months ended July 31, 2009 we earned revenues of $4,069,924 and net income of $257,700.

Sea Transport Industry

Sea transport remains the largest carrier of freight in the world [TargerStudy 2009, http://courses.targetstudy.com/civil- aviation-and-merchant-navy/ ].While slower than air transport, modern sea transport is a highly effective method of moving large quantities of non-perishable goods. Transport by water is significantly less costly than transport by air for trans-continental shipping.

Sea Transport Industry Trends

Total global container ship trends has increased 75 percent over the past 10 years; advances in container shipping technologies, larger container ship capacity and increased demand for consumer goods have led to the increase [Hoover's, Inc. 2008, http://industries.hoovers.com/transportation-services/marine-shipping/deep-sea-shipping/industry_trends ].

Shift Toward Flags of Convenience

Around 60 percent of the worldwide sea fleet now flies under a flag of convenience (FOC), up from 55 percent in the mid-1990s and 25 percent in the 1970s [Hoover's, Inc. 2008, http://industries.hoovers.com/transportation-services/marine-shipping/deep-sea-shipping/industry_trends ]. Labor advocacy groups and unions continue to fight the trend toward registering under a flag of convenience and some US legislators are concerned that foreign registration may lead to security lapses.

Aging Officers

The worldwide sea shipping industry is experiencing an ongoing shortage of qualified officers. The International Shipping Federation (ISF) places the hiring shortfall at 16,000 officers. Experienced officers are rapidly approaching retirement: 40 percent of officers from developed countries are older than 50, with most in senior positions such as masters or chief engineers. Increased training can improve the staffing shortfall; however, an estimated 30 percent of officers fail to complete training [Hoover's, Inc. 2008, http://industries.hoovers.com/transportation-services/marine-shipping/deep-sea-shipping/industry_trends ].

Continued Surplus of Entry-Level Seafarers:

The global sea shipping industry employs over 800,000 "rates" (low-wage seafarers), which the ISF estimates is a surplus of over 200,000 rates.

Vietnam’s Sea Transport Industry

Sea transport is a vital and intrinsic part of Vietnam’s economy, with over eighty percent of the country’s imports and exports being shipped by sea, according to Vietnamnet. Vietnam’s merchant fleet only handles about twenty percent of the country’s import/export trade, though, due to the high age and lackluster quality of the overall domestic fleet. We seek to capture a large portion of that market by offering new, modern ships that are Vietnamese-owned. Despite Vietnam’s general economic slowdown, in the first half of 2008, the shipping sector grew 216% as compared to the same period 2007, with Vietnamese vessels carrying 141.35 million tons of cargo, according to Viet Dragon Securities. This total for the first six months of 2008 eclipsed the total for all of Vietnam’s sea cargo shipping industry in 2007. The aggregate maritime shipping into and out of Vietnam averages a growth rate of ten percent per year, according to the government’s national Transportation Strategy Institute.

According to the Vietnamese government’s marine strategy for the country through the year 2020 as well as the Marine Economic Development Plan proposed by Resolution of the Tenth Executive Committee of the Party, the maritime industry will play a very critical role in the nation’s future growth. The Vietnamese government has stated that the marine industry is expected to contribute 53-55 percent of GDP, in which maritime transport development shall be given special importance. From now through 2020, Vietnam’s government has mandated that development of the Vietnamese merchant fleet will be given highest priority through tax incentives and additional government promotion.

Foreign direct investment into Vietnam in 2008 reached record levels of US$60.3 billion, increasing 197 percent in comparison to fiscal 2007. Total turnover of imported/exported goods also increased dramatically year-over-year from 2007 to 2008. 2008 export turnover was US$62.9 billion, an increase of 29.5 percent over 2007. Import turnover in 2008 was US$80.4 billion, an increase of 28.3 percent over 2007 [General Statistics Office of Vietnam, 2008, http://www.gso.gov.vn/default_en.aspx?tabid=501&thangtk=12/2008 ]. Factors such as these have made Vietnam’s maritime shipping industry develop at a much faster rate and have made the industry a focal point for national growth.

Much of the import and export of Vietnam via sea transport is carried on by foreign-owned companies, however. This is due to the fact that most Vietnamese cargo shipping companies do not have the ability to ship long distances, do not have the proper licenses to enter certain critical international ports and do not meet the environmental standards to enter many global ports. We are seeking to be among the first domestic Vietnamese sea cargo company to have deep sea vessels that meet international shipping and environmental standards. We plan on having vessels capable of generating high profits by shipping within Asia as well as to distant profitable ports in Europe and the United States. We believe that domestic Vietnamese client companies will strongly favor a shipping provider with domestic Vietnamese origins.

Three Year Expansion Plan

Trai Thien currently rents and operates four cargo ships with average cargo capacity of 3,348 DWT. Aggregate capacity for all four ships totals 13,391 DWT.

We have contracted to rent six additional new ships with larger capacities of 6,850 DWT on average. We expect four out of these six ships to be launched by the fourth quarter of 2009 and the remaining two ships to operate in the first quarter of 2010.

In addition, we have made deposits for building six new cargo ships which will each have an average capacity of 7,600 DWT. We expect delivery of the first four ships in the second half of 2010. The remaining two vessels are expected in the first half of 2011. As of July 31, 2009, the Company is required to make aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents. The Company plans to finance the construction of these 6 newly-built vessels through additional capital injection from its shareholders or external financing from banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels. Subject to obtaining needed financing, we plan on acquiring additional vessels to meet demand from current customers as well as to expand the geographic regions that we service, including North and South America, Europe and Australia. Our ten-year strategy is to build a fleet of twenty ocean-going cargo ships, compliant with all international standards, with average load capacity between 30,000-50,000 DWT each. Subject to obtaining needed financing, we plan on further expansion through the future development of a seaport in Vietnam that contains high-profit ancillary services such as a fuel depot, logistics outsourcing and warehousing.

Since our formation in June 2007, our business operation has been mainly based on four ships. We currently do not have the capacity to meet the demand for our services. Accordingly, we believe that by increasing the number and capacity of our ships, we can generate significantly more revenues.

Taxes and Other Fees

We enjoy significant tax relief due to the Vietnamese government’s desire to boost the country’s domestic maritime cargo industry. Pursuant to Dispatch #6457/BTC-CST issued June, 5th, 2008 by Vietnam’s Ministry of Finance, we will have a reduced income tax rate of only twenty percent for our first decade of operations. We will also have duty-free status for the first two years after we make an annualized operational profit. There is also a reduction in our overall tax rate of fifty percent over the next three years. These factors should assist us as we build our base of new vessels to compete with foreign-owned competitors.

Trai Thien’s Types of Sea Cargo Vessels

We currently maintain several geared handysize bulk carriers for our sea cargo vessels. A bulk carrier , bulk freighter , or bulker is a merchant ship specially designed to transport unpackaged bulk cargo, such as grains, coal, ore, and cement in its cargo holds. Today's bulkers are designed to maximize capacity, dependability, safety and efficiency.

A bulker is any ship that carries dry unpackaged goods. Multipurpose cargo ships can carry bulk cargo, but can also carry other cargoes and are not specifically designed for bulk carriage. The term "dry bulk carrier" is used to distinguish bulkers from bulk liquid carriers such as oil, chemical, or liquefied petroleum gas carriers. Very small bulkers are almost indistinguishable from general cargo ships, and they are often classified based more on the ship's use than its design.

Today, bulkers make up forty percent of the world's merchant fleets and range in size from single-hold mini-bulkers to mammoth ore ships able to carry 365,000 metric tons of deadweight (DWT). A number of specialized designs exist: some can unload their own cargo, some depend on port facilities for unloading, and some even package the cargo as it is loaded. Over half of all bulkers have Greek, Japanese, or Chinese owners and more than a quarter are registered in Panama. Japan is the largest single builder of bulkers, and 82 percent of these ships are built in Asia.

[Quantum Operations and Logistics, http://www.quantumoperationsandlogistics.com/ships.htm ].

A bulk carrier's crew participates in the loading and unloading of cargo, navigating the ship and keeping its machinery and equipment properly maintained. Loading and unloading the cargo is difficult, dangerous, and can take up to 120 hours on larger ships. Crews can range in size from three people on the smallest ships to over 30 on the largest.

Bulkers are segregated into six major size categories: small, handysize, handymax, panamax, capsize and very large. Very large bulk and ore carriers fall into the capesize category but are often considered separately. Our ships are all handysize (10,000 to 35,000 DWT). 34 percent of worldwide bulk cargo ships are handysize [AsianMariner 2008, http://www.aseanmariner.com/bulk%20carrier%20ship.html ].

Geared bulk carriers feature a series of holds (from five for a 35,000 ton vessel to nine for a 250,000 ton vessel) covered by prominent hatch covers. They have cranes or derricks which allow them to discharge cargo in ports without shore-based equipment. This gives geared bulkers flexibility in the cargoes they can carry and the routes they can travel. Our current sea cargo ships are geared handysize bulk carriers.

Trai Thien’s Ships on Order

We currently have six ships on order through Hai Ha Highway and Water Transportation Ltd (“Hai Ha”) and Dai Duong Ocean Transportation Joint Stock Company (“Dai Duong”).

• Type of vessels:

Oil/fuel FO + DO as well as dry-bulk cargo ship

• Dead weigh/capacity:

7,600 tons per ship

• Number of vessels:

6 ships

• Ship standard:

no limit

• Maximum length:

104.30/97.00 m

• Maximum width:

17.60 m

• Height:

9.30 m

• Sunk ship design:

7.10 m

• Main machine (China-made):

X 8320 ZCHB

• Capacity of principal machine:

3,600/3,960 HP

• Cranes:

Includes 25 ton x 18m and 15 tons x 18m specifications

• Suitable design:

Body of a ship: *VRH : Engine of ship : *VRM

• Crew:

22

Estimated completion day	Ship-builder	Ship (Unit)	Total investment (billion VND)
6/2010	Dai Duong	01	195
9/2010	Dai Duong	01	195
12/2010	Hai Ha	01	195
12/2010	Dai Duong	01	195
3/2011	Dai Duong	01	195
6/2011	Hai Ha	01	195
	Total	06	1,170*

* Equal to approximately US $66 million. As of July 31, 2009, the Company is required to make aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents. The Company plans to finance the construction of these 6 newly-built vessels through additional capital injection from its shareholders or external financing from banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels.

Suppliers

We use Hai Ha Transportation Ltd. Company (Thai Binh province), PETEC Coffee JSC (Ho Chi Minh City) and Anh Duong Ltd. Company (Ho Chi Minh City) as suppliers of fuel and materials for our inland and sea cargo services. In addition to our employees, we have contracts with Van Xuan Sea Transportation JSC to supply well-experienced seamen well-versed in both Vietnamese Maritime Law and International Maritime Law. We also partner with Binh Minh International Maritime transport JSC (Hai Phong province) as well as other domestic and foreign companies to provide cargo supplier services.

We also offer services related to landing/weighing anchor at domestic and foreign ports, including port authority, pilot, customs procedures, etc. Since we have an exceptionally strong relationship with local shipping agents (most of our competitors are foreign-owned), our customers often enjoy significant savings in time and money through efficiencies in coming in and out of ports as well as loading and unloading cargo.

Employees

We employ 70 people subdivided into four groups that work with directly with the operations of our four current vessels. The captain, mate, chief mechanic, vice-chief mechanic and seaman manager of each of our ships each have at least five years of experience in their respective fields. The naval officers of each ship must have the experience of being a ship manager for at least ten years.

We also employ 45 logistical workers, including managers and deputy managers within specialized departments. Most have graduated from colleges or junior colleges with at least three years of direct experience in their respective fields.

Competition

We believe that our competition comes mainly from domestic Vietnamese sources, who have the same advantages and experience backgrounds as us. As domestic sea-transport service providers, both the Company and its competitors receive tax advantages for the first 10-15 years of operations and no risk from forex losses since all contracts are made in VND. Some companies (see the list below) are in direct competition with us with the bulk carrier services and net capacity from 3,500-5,000 DWT.

We believe that we have certain advantages over our current competitors, including:

•

Because we do not charge customers additional surcharges, our net charges to clients are lower. The base shipping price charged by most shippers in the Vietnam market is the international rate. In addition, we can offer large discounts while maintaining significant profits due to factors such as a lower labor cost and exclusive “favored” relationships with port service providers.

•

Due to management’s strategy of diversifying the type of cargo it carries, our revenue stream has not been cyclical to date – revenues have been generally consistent throughout the fiscal year. Port employees give our ships preferential treatment such as more efficient unloading times.

•

The used sea cargo ships that we plan on purchasing from Japan and Korea will have the added benefit of having existing licenses to operate in certain global and regional ports. Our competitors may not necessarily have licenses to operate in these additional ports. The Company will also benefit from these existing licenses since the new vessels which we are seeking to purchase will have to apply for port licenses, which will take several months to acquire.

•

The Center for Vietnam Trademark Office named Trai Thien as one of Vietnam’s Top 500 Prestigious Trademarks in 2007.

•

Trai Thien was also awarded the Gold Cup for Quality and WTO Integration by the same national government trademark office.

List of main companies that compete with the same DWT-sized vessels as Trai Thien

SRN	COMPANY NAME
1	CONG TY TNHH-VTB SON VINH CHUNG
2	CONG TY CP-VTB GIA HAI
3	CONG TY TNHH MTV VAN TAI BIEN HOANG ANH
4	CONG TY CP DV VTB THAI BINH DUONG
5	CONG TY TNHH VAN TAI BIEN DAI PHAT

Government Regulation

Our operations are subject to compliance with the requirements of local Vietnamese government agencies and authorities, including regulations concerning workplace safety, labor relations and disadvantaged businesses. Additionally, all of our operations are subject to local laws and regulations relating to the environment, including those relating to discharges to air, water and land. Certain environmental and other laws impose substantial penalties for non-compliance. We continually evaluate whether we must take additional steps at our locations to ensure compliance with environmental and other laws.

The operation of our vessels is affected by the requirements set forth in the IMO International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this report, each of our vessels is ISM code-certified.

While compliance with applicable regulatory requirements has not materially adversely affected our operations in the past, there can be no assurance that these requirements will not change and that compliance will not adversely affect our operations in the future.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 253 Khuong Viet St, Phu Trung Ward, Tan Phu Dist., Ho Chi Minh City, Vietnam. The offices are owned by Mr. Nguyen Quoc Khanh, Chairman of the Company. We do not pay rent for use of the offices. We believe that our properties are adequate for our current and immediately foreseeable operating needs.

LEGAL PROCEEDINGS

We are not party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Some of the statements contained in this prospectus that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this prospectus, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•

Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;

•

Our ability to raise capital when needed and on acceptable terms and conditions;

•

The intensity of competition; and

•

General economic conditions.

All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

Plan of Operations

We are a Vietnam-based sea cargo company, formed in June 2007, specializing in transport within Southeast Asia. Currently, we rent four cargo ships with average cargo capacity of 3,348 dead weight tonnage (or DWT) each. Aggregate capacity for all four ships totals 13,391 DWT. Most of our business is within Southeast Asia and southern China, due to the capacity of our ships.

We have contracted to rent six additional new ships with larger capacities of 6,850 DWT on average. We expect four out of these six ships to be launched by the fourth quarter of 2009 and the remaining two ships to operate in the first quarter of 2010.

In addition, we have made deposits for building six new cargo ships which will each have an average capacity of 7,600 DWT. We expect delivery of the first four ships in the second half of 2010. The remaining two vessels are expected in the first half of 2011. As of July 31, 2009, the Company is required to make aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents. The Company plans to finance the construction of these 6 newly-built vessels through additional capital injection from its shareholders or external financing from banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels. Subject to obtaining needed financing, we plan on acquiring additional vessels to meet demand from current customers as well as to expand the geographic regions that we service, including North and South America, Europe and Australia. Our ten-year strategy is to build a fleet of twenty ocean-going cargo ships, compliant with all international standards, with average load capacity between 30,000-50,000 DWT each. Subject to obtaining needed financing, we plan on further expansion through the future development of a seaport in Vietnam that contains high-profit ancillary services such as a fuel depot, logistics outsourcing and warehousing.

Results of Operations for the Three Months Ended July 31, 2009 and 2008

Revenues for the three months ended July 31, 2009 increased by $939,811 or 73% to $2,220,794 compared to $1,280,983 for the three months ended July 31, 2008. This increase is primarily due to the launching of an additional leased vessel with capacity of 3,762 DWT in January 2009, resulting in an increase of 39% in the size of our fleet from 9,628 DWT during the three months ended July 31, 2008 to 13,390 DWT during the three months ended July 31, 2009. We also attribute the increase to increased capacity utilization during the three months ended July 31, 2009 compared to the prior year period as we have expanded our local and international routes.

Voyage expense for the three months ended July 31, 2009 was $1,031,863 compared to $360,888 for the three months ended July 31, 2008. Voyage expenses mainly include fuel expenses, pilotage, towage and port fees. We attribute the increase of $670,975 or 186% to the increase in the number of vessels operated in the three months ended July 31, 2009 and the expansion of our nautical routes compared to the same period last year. We also attribute this increase to higher pilotage, towage and port fees that we incurred during the three months ended July 31, 2009 while we sourced for transporting goods.

Vessel operating expense for the three months ended July 31, 2009 was $176,428 compared to $107,805 for the three months ended July, 2008. Vessel operating expense mainly includes crew's salary, ship administrative expenses and vessels' insurance. We attribute the increase of $68,623 or 64% to the increase in the number of vessels operated in the three months ended July 31, 2009 and the increase in crew’s salary of about 20% compared to the same period last year.

Rental expense for the three months ended July 31, 2009 was $518,712 compared to $435,579 for the three months ended July 31, 2008. We attribute the increase of $83,133 or 19% to the increase in the number of vessels operated in the three months ended July 31, 2009.

Selling, general and administrative for the three months ended July 31, 2009 was $250,702, compared to $29,671 for the three months ended July 31, 2008. Selling, general and administrative expenses mainly included office expenses, salary of admin staffs, audit fee and consultancy fee. We attribute the increase of $221,031 or 745% to the increase of 20% in the number of staff for our expanding strategy. This increase is also due to the significant transaction costs such as professional fees in relation to reverse acquisition in U.S. incurred in the three months ended July 31, 2009 compared to the same period last year.

Interest expense for the three months ended July 31, 2009 was $24,153 compared to $1,869 for the three months ended July 31, 2008. We attribute the increase of $22,284 or 119% to the increase in short-term borrowing for operation.

Income tax credit for the three months ended July 31, 2009 was $2,897, compared to $0 for the three months ended July 31, 2008.

As a result of the foregoing, net income decreased by $123,252 or 36% for the three months ended July 31, 2009 from $345,654 to $222,402.

Results of Operations for the Six Months Ended July 31, 2009 and 2008

Revenues increased by $2,416,940 or 146% to $4,069,924 for the six months ended July 31, 2009 compared to $1,652,984 for the prior year period. This increase is primarily due to the launching of an additional leased vessel with capacity of 3,762 DWT in January 2009, attributable to an increase of 39% in the size of our fleet from 9,628 DWT during the six months ended July 31, 2008 to 13,390 DWT during the six months ended July 31, 2009. We also attribute the increase to increased capacity utilization during the six months ended July 31, 2009 compared to the prior year period as we have expanded our local and international routes.

Voyage expense for the six months ended July 31, 2009 was $1,804,574 compared to $478,646 for the six months ended July 31, 2008. We attribute the increase of $1,325,928 or 277% to the increase in the number of vessels operated in the six months ended July 31, 2009 and the expansion of our nautical routes compared to the same period last year. We also attribute this increase to higher pilotage, towage and port fees that we incurred during the six months ended July 31, 2009 while we sourced for transporting goods.

Vessel operating expense for the six months ended July 31, 2009 was $370,810 compared to $245,350 for the six months ended July 31, 2008. We attribute the increase of $125,460 or 51% to the increase in the number of vessels operated in the six months ended July 31, 2009 and the increase in crew’s salary of about 20% compared to the same period last year.

Rental expense for the six months ended July 31, 2009 was $1,044,135 compared to $730,295 for the six months ended July 31, 2008. We attribute the increase of $313,840 or 43% to the increase in the number of vessels operated in the six months ended July 31, 2009.

Selling, general and administrative expenses for the six months ended July 31, 2009 was $568,429, compared to $101,414 for the six months ended July 31, 2008. We attribute the increase of $467,015 or 461% to the increase of 20% in the number of staff for our expanding strategy. This increase is also due to the significant transaction costs such as professional fees in relation to reverse acquisition in U.S. in the six months ended July 31, 2009 compared to the same period last year.

Interest expense for the six months ended July 31, 2009 was $26,595 compared to $3,998 for the six months ended July 31, 2008. We attribute the increase of $22,597 or 565% to the increase in short-term borrowing for operation.

Income tax credit for the six months ended July 31, 2009 was $1,666, compared to $0 for the six months ended July 31, 2008.

As a result of the foregoing, net income increased by $155,115 or 151% for the six months ended July 31, 2009 from $102,585 to $257,700.

Liquidity and Capital Resources

As of July 31, 2009, cash and cash equivalents were $76,259 compared to $59,621 as of January 31, 2009.

The Company used cash of $1,739,946 in operating activities for the six months ended July 31, 2009 compared to generating cash of $473,642 in operating activities for the same period in 2008. The major reason is an increase in prepayment and other current assets, which included an advanced payment of $1,454,788 to a fuel supplier and a decrease in accounts payable and accrued liabilities.

In investing activities, the Company used cash of $3,629,418 for the six months ended July 31, 2009, which was primarily payment to shipyards on vessel building. During the six months ended July 31, 2008, the Company generated cash of $750,674 in investing activities which was primarily repayment from shipyards on vessel building.

During the six months ended July 31, 2009, the Company generated net cash of $5,387,443 from financing activities, which included proceeds from short term borrowing of $3,920,678 and repayment from stockholders of $1,556,324. During the six months ended July 31, 2008, the Company used cash flows of $1,182,648 from financing activities including repayment to stockholders of $985,986 and payments on short-term borrowings of $196,662.

We estimate that our operational expenses over the next twelve months will be approximately $17,393,258, consisting of vessel related expenses of $12,320,225 and selling, general and administrative expenses of $5,073,033. We expect to meet such expenses through operating activities.

We estimate that our long term operational expenses will be approximately $1,449,438 a month, consisting of vessel related expenses of $1,026,685 and selling, general and administrative expenses of $422,752. We anticipate that our long term capital needs will be met from operating activities.

During 2007, the Company contracted for the construction of 6 vessels in Vietnam with a combined carrying capacity of 45,600 DWT in the aggregate value of approximately $66 million (equivalent to VND1,170,000,000,000), which is expected to be delivered between 2009 and 2010. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents. The Company plans to finance the construction of these 6 newly-built vessels through the additional capital injection from its shareholders or external financing from the banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s condensed financial statements included in this prospectus do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

Results of Operations for year ended December 31, 2008

Revenues for the year ended December 31, 2008 were $3,816,461.

Operating expenses for the year ended December 31, 2008 were $3,427,892, consisting of voyage expense of $1,264,743 vessel operating expense of $579,369, rental expense to related parties of $1,472,947, and selling, general and administrative expense of $110,833.

Income tax expense for the year ended December 31, 2008 was $121,487.

As a result of the foregoing, net income for the year ended December 31, 2008 was $265,313.

Liquidity and Capital Resources

As of December 31, 2008, cash and cash equivalents were $59,621, compared to $18,297 as of December 31, 2007.

The Company generated cash of $663,684 in operating activities for the year ended December 31, 2008 compared to generating cash of $393,209 from operating activities for the period from June 11, 2007 (inception) to December 31, 2007. The major reasons are a decrease in accounts receivable and increase in inventory accounts payable and income tax payable.

In investing activities, the Company generated net cash of $ 501,720 for the year ended December 31, 2008, which was primarily repayment from shipyards on vessel building. During the period from June 11, 2007 (inception) to December 31, 2007, the Company used cash of $ 12,971,414 in investing activities, which was primarily payment to shipyards on vessel building.

During the year ended December 31, 2008, the Company used cash flows of $1,120,078 from financing activities, which included $1,155,929 of advances to a shareholder, $47,881 of repayment from related parties and $107,733 of payments on short-term borrowings, partly offset by proceeds of $95,703 from short-term borrowings. During the period from June 11, 2007 (inception) to December 31, 2007, the Company generated cash flows of $12,596,345 from financing activities, which included primarily proceeds from issuance of common stock, proceeds from short-term borrowings and advances from related parties.

Off-Balance Sheet Arrangements

Capital commitments

The Company is committed and contracted with two unaffiliated shipyards, Dai Duong Joint Stock Company and Hai Ha Road and Water Transport Company Limited, respectively, for the construction of 6 vessels in Vietnam. The total cost of the contracts for 6 vessels was approximately $66 million (equivalent to VND1,170,000,000,000). These vessels are expected to be delivered between 2010 and 2011. As of July 31, 2009, the Company is required to make aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months.

Operating lease commitments

The Company is committed to several vessel charter agreements to operate a total of 4 oceangoing vessels for the various terms from 6 months to 1 year with fixed monthly rentals and generally did not contain significant renewal options. For the period ended July 31, 2009 and 2008, the Company incurred and paid vessel rental of $1,044,135 and $730,295, respectively. As of July 31, 2009, the Company has the future minimum rental payments of $1,031,712 under these operating lease agreements within the next 12 months.

MARKET PRICE OF AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no market for our common stock.

As of October 20, 2009, there were 21 holders of record of the Company’s common stock.

The Company does not currently have any shares of common stock reserved for issuance.

Dividends

The Company has never declared or paid any cash dividends on its common stock. The Company currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company does not currently have an equity compensation plan.

Penny Stock Rules

Our shares of Common Stock are subject to the "penny stock" rules of the Securities Exchange Act of 1934 and various rules under this Act. In general terms, "penny stock" is defined as any equity security that has a market price less than $5.00 per share, subject to certain exceptions. The rules provide that any equity security is considered to be a penny stock unless that security is registered and traded on a national securities exchange meeting specified criteria set by the SEC, authorized for quotation from the NASDAQ stock market, issued by a registered investment company, and excluded from the definition on the basis of price (at least $5.00 per share), or based on the issuer's net tangible assets or revenues. In the last case, the issuer's net tangible assets must exceed $3,000,000 if in continuous operation for at least three years or $5,000,000 if in operation for less than three years, or the issuer's average revenues for each of the past three years must exceed $6,000,000.

Trading in shares of penny stock is subject to additional sales practice requirements for broker-dealers who sell penny stocks to persons other than established customers and accredited investors. Accredited investors, in general, include individuals with assets in excess of $1,000,000 or annual income exceeding $200,000 (or $300,000 together with their spouse), and certain institutional investors. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of the security and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the security. Finally, monthly statements must be sent disclosing recent price information for the penny stocks. These rules may restrict the ability of broker-dealers to trade or maintain a market in our common stock, to the extent it is penny stock, and may affect the ability of shareholders to sell their shares.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our directors are elected at the annual meeting of shareholders to hold office until the annual meeting of shareholders for the ensuing year or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors and serve at the discretion of the Board. The directors and executive officers of the Company are as follows:

Name	Age	Position
Nguyen Quoc Khanh	36	Chairman
Haley Manchester	44	Chief Executive Officer, Director
Nguyen Van Thong	58	Chief Financial Officer, Director
Nguyen Thuy The Ha	36	Member of the Board of Directors

Background of Executive Officers and Directors

Nguyen Quoc Khanh, Director

Nguyen Quoc Khanh has been General Director of Trai Thien since 2007 and Chairman of the Company since the closing of the Initial Acquisition in July 2009. From 2003 to 2007 Mr. Khanh was Director of Khanh Ha Company Limited, a transportation company. Mr. Khanh received a Bachelor of Economics from Economics University of Ho Chi Minh City in 1996.

Haley Manchester, Chief Executive Officer, Director

Haley Manchester was appointed as Chief Executive Officer of the Company upon the closing of the Initial Acquisition in July 2009. He has been a director of the Company since September 2009. He has been the Sales & Distribution Director of Impac Holdings/ Best Buy Co. Ltd., in Ho Chi Minh City, Vietnam since November, 2004. From May 2000 to October 2004, he worked for Vinam Co Ltd. In Ho Chi Minh City, Vietnam as General Manager.

In 1991, Mr. Manchester received an M.A in Economics specializing in Finance from Trinity College, Hartford, CT, USA. In 1987, Mr. Manchester graduated from Gettysburg College in Gettysburg, PA, USA, with a B.A in Economics.

Nguyen Van Thong, Chief Financial Officer, Director

Nguyen Van Thong has been Chief Financial Officer of Trai Thien since 2007 and Chief Financial Officer of the Company since the closing of the Initial Acquisition in July 2009. Mr. Van Thong has been a director of the Company since September 2009. Since 2003 Mr. Thong has been Chief Accountant of Quang Trung, a software company.

Mr. Thong received a Bachelor of Finance and Accounting from Economics University of Ho Chi Minh city in 1986. Mr. Thong graduated from the same university as a Bachelor of Business Management in 1992.

Nguyen Thuy The Ha, Director

Nguyen Thuy The Ha has been Vice Director of Trai Thien since 2007 and a director of the Company since September 2009. From 2003 to 2007 Ms. Ha was a Director Assistant of Khanh Ha Company Limited, a transportation company. Ms. Ha received Bachelor of Economics from Economics University of Ho Chi Minh city in 1996.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the annual compensation paid to our named executive officers for our last two completed fiscal years:

		Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
Nguyen Van Thong, Chief	2008	3,648	-	-	-	-	3,648
Financial Officer, Director	2007	1,860	-	-	-	-	1,860

No officer of Develocap received any compensation for services as officer of Develocap during its last completed fiscal years.

Employment Agreements

We are not party to any employment agreements.

Director Compensation

No director of Trai Thein received any compensation for services as director for our last completed fiscal year.

No director of Develocap received any compensation for services as director for its last completed fiscal year.

Outstanding Equity Awards at Fiscal Year End

We had no outstanding equity awards as of the end of our last completed fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 20, 2009 with respect to the beneficial ownership of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) each of the Company’s executive officers and directors; and (iii) the Company’s directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned	Percentage of Common Stock (2)
Directors and Officers:
Nguyen Quoc Khanh	21,899,441 (3)	77.1%
Nguyen Thuy The Ha	558,659 (4)	19.7%
Nguyen Van Thong	22,346 (5)
Haley Manchester	0	--
All officers and directors as a group (4 persons)	22,480,446	79.2%
Gary B. Wolff 488 Madison Avenue, Suite 100 New York, NY 10017	1,508,064	5.3%
GCND, Inc.(6) PO Box 540 Ridge, NY 11961	1,508,065	5.3%
S. Craig Barton 2913 Eagle Lake Drive Pearland, TX 77581	1,500,000	5.3%

* Less than 1%

(1) Except as otherwise indicated, the address of each beneficial owner is Khuong Viet St, Phu Trung Ward, Tan Phu Dist., Ho Chi Minh City, Vietnam .

(2) Applicable percentage ownership is based on 28,400,000 shares of common stock outstanding as of October 20, 2009 (including 15,903,000 shares held in escrow pursuant to the Escrow Agreement), together with securities exercisable or convertible into shares of common stock within 60 days of October 20, 2009 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of October 20, 2009 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3) Includes 14,883,197 shares held in escrow pursuant to the Escrow Agreement.

(4) Includes 379,673 shares held in escrow pursuant to the Escrow Agreement.

(5) Includes 15,187 shares held in escrow pursuant to the Escrow Agreement.

(6) K. Ivan F. Gothner has sole voting and investment power for all shares held by GCND, Inc.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Certain Relationships and Related Transactions

Trai Thien operates out of office space located at 253 Khuong Viet St, Phu Trung Ward, Tan Phu Dist., Ho Chi Minh City, Vietnam provided to us by Nguyen Quoc Khanh, Chairman, at no cost.

During Develocap’s last completed fiscal year, it operated out of office space located at 1485 E. Feather Nest Drive, Eagle, Idaho 83616, provided to it by Lori Laney, Develocap’s then sole officer and director at no cost.

Director Independence

None of our directors is independent as term is defined under the Nasdaq Marketplace Rules.

ADDITIONAL INFORMATION

Federal securities laws require us to file information with the Commission concerning our business and operations. Accordingly, we file annual, quarterly, and special reports, and other information with the Commission. You can inspect and copy this information at the public reference facility maintained by the Commission at 100 F Street, NE, Washington, D.C. 20549.

You can get additional information about the operation of the Commission's public reference facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site (http://www.sec.gov) at which you can read or download our reports and other information.

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Develocap, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Articles of Incorporation provide that the Company shall indemnify directors and officers to the fullest extent permitted by the laws of the state of Nevada as set forth in Nevada Revised Statutes (NRS) Chapter 78. The Company’s Articles of Incorporation also provide that a director of the Company shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation thereof is not permitted under Nevada Law as the law exists or may be amended in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, 61 Broadway, New York, New York 10006.

EXPERTS

The financial statements of Trai Thien as of December 31, 2008 and 2007, for the fiscal year ended December 31, 2008, and for the period from June 11, 2007 (inception) to December 31, 2007, included in this registration statement on Form S-1, have been audited by ZYCPA Company Limited, independent auditors, as stated in their report appearing with the financial statements. These financial statements are included in reliance upon the report of ZYCPA Company Limited given upon their authority as experts in accounting and auditing.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS

AS OF JULY 31, 2009 AND JANUARY 31, 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	July 31, 2009	January 31, 2009
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$76,259	$59,621
Accounts receivable, trade	24,891	-
Amount due from a stockholder	-	1,570,047
Prepayments and other current assets	1,802,160	-
Total current assets	1,903,310	1,629,668

Non-current assets:
Vessel construction in progress	14,862,472	11,537,822
Plant and equipment, net	36,580	16,601
TOTAL ASSETS	$16,802,362	$13,184,091

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$459,165	$591,198
Short-term borrowings	3,874,038	90,349
Income tax payable	81,638	105,429
Total current liabilities	4,414,841	786,976

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; no share issued and outstanding	-	-
Common stock, $0.001 par value; 199,000,000 shares authorized; 28,400,000 and 23,400,000 shares issued and outstanding as of July 31, 2009 and January 31, 2009	28,400	23,400
Additional paid-in capital	13,023,180	13,028,180
Accumulated other comprehensive loss	(1,226,733)	(959,439)
Statutory reserves	113,506	-
Retained earnings	449,168	304,974
Total stockholders’ equity	12,387,521	12,397,115
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$16,802,362	$13,184,091

See accompanying notes to condensed consolidated and combined financial statements.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

FOR THE THREE AND SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	Three months ended July 31,		Six months ended July 31,
	2009	2008	2009	2008

Revenues, net	$2,220,794	$1,280,983	$4,069,924	$1,652,984

Operating expenses:
Voyage expense	(1,031,863)	(360,888)	(1,804,574)	(478,646)
Vessel operating expense	(176,428)	(107,805)	(370,810)	(245,350)
Rental expense	(518,712)	(435,579)	(1,044,135)	(730,295)
Selling, general and administrative	(250,702)	(29,671)	(568,429)	(101,414)
Total operating expenses	(1,977,705)	(933,943)	(3,787,948)	(1,555,705)
Income from operations	243,089	347,040	281,976	97,279

Other income (expense):
Other income	-	427	-	9,124
Interest income	569	56	653	180
Interest expense	(24,153)	(1,869)	(26,595)	(3,998)

Income before income taxes	219,505	345,654	256,034	102,585

Income tax credit	2,897	-	1,666	-

NET INCOME	$222,402	$345,654	$257,700	$102,585

Other comprehensive income (loss):
- Foreign currency translation (loss) gain	(2,168)	419,613	(267,294)	(51,507)
COMPREHENSIVE INCOME (LOSS)	$220,234	$765,267	$(9,594)	$51,570

Net income per share – Basic and diluted	$0.01	$0.01	$0.01	$0.00

Weighted average shares outstanding – Basic and diluted	23,400,000	23,400,000	23,400,000	23,400,000

See accompanying notes to condensed consolidated and combined financial statements.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”))

(Unaudited)

	Six months ended July 31,
	2009	2008
Cash flows from operating activities:
Net income	$257,700	$102,585
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	4,315	3,248
Changes in operating assets and liabilities:
Accounts receivable, trade	(25,190)	(211,805)
Prepayments and other current assets	(1,799,311)	(23,427)
Accounts payable and accrued liabilities	(155,573)	603,041
Income tax payable	(21,887)	-
Net cash (used in) provided by operating activities	(1,739,946)	473,642

Cash flows from investing activities:
Purchase of plant and equipment	(24,880)	(9,976)
(Payment to) repayment from shipyards on vessel building	(3,604,538)	760,650

Net cash (used in) provided by investing activities	(3,629,418)	750,674

Cash flows from financing activities:
Proceeds from short-term borrowing	3,920,678	-
Payments on short-term borrowings	(89,559)	(196,662)
Repayment from (advance to) a stockholder	1,556,324	(985,986)

Net cash provided by (used in) financing activities	5,387,443	(1,182,648)

Effect of exchange rate changes in cash and cash equivalents	(1,441)	(2,756)

NET CHANGE IN CASH AND CASH EQUIVALENTS	16,638	38,912

BEGINNING OF PERIOD	59,621	18,297

END OF PERIOD	$76,259	$57,209

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$23,494
Cash paid for interest	$26,595	$3,998

See accompanying notes to condensed consolidated and combined financial statements.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF STOCKHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED JULY 31, 2009

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	Common stock		Additional paid-in capital	Accumulated other comprehensive loss	Statutory reserves	Retained earnings	Total stockholders’ equity
	No. of share	Amount

Balance as of February 1, 2009	23,400,000	$23,400	$13,028,180	$(959,439)	$-	$304,974	$12,397,115

Recapitalization and reverse acquisition	5,000,000	5,000	(5,000)	-	-	-	-
Net income for the period	-	-	-	-	-	257,700	257,700
Appropriations to statutory reserves	-	-	-	-	113,506	(113,506)	-
Foreign currency translation adjustment	-	-	-	(267,294)	-	-	(267,294)

Balance as of July 31, 2009	28,400,000	$28,400	$13,023,180	$(1,226,733)	$113,506	$449,168	$12,387,521

See accompanying notes to condensed consolidated and combined financial statements.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated and combined financial statements have been prepared by management in accordance with both accounting principles generally accepted in the United States (“GAAP”), and the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Certain information and note disclosures normally included in audited financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information not misleading.

In the opinion of management, the balance sheet as of January 31, 2009 which has been derived from audited financial statements and these unaudited condensed financial statements reflect all normal and recurring adjustments considered necessary to state fairly the results for the periods presented. The results for the period ended July 31, 2009 are not necessarily indicative of the results to be expected for the entire fiscal year ending January 31, 2010 or for any future period.

These unaudited condensed consolidated and combined financial statements and notes thereto should be read in conjunction with the financial statements of the Company for the year ended January 31, 2009 and notes thereto included in the Company’s 10-K annual report.

NOTE 2 – ORGANIZATION AND BUSINESS BACKGROUND

Develocap, Inc. (“Develocap” or the “Company”) was incorporated under the laws of the State of Nevada on January 23, 2004. In September 2004, it filed a notice with the Securities and Exchange Commission (File No.: 814-00674) of its intent to elect in good faith to be regulated as a Business Development Company (“BDC”) under the Investment Company Act of 1940 and be subject to Sections 54 through 65 of the said Act. In July 2008, it began steps to withdraw its election and ceased being a BDC.

In March 2009, the Company entered into a Share Exchange Agreement (the “Agreement”) with Trai Thien Sea Transport Investment and Development Joint Stock Company (“Trai Thien“) among the stockholders of the Company and Trai Thien. Pursuant to the Agreement, the Company agreed to issue an aggregate of 23,400,000 shares of its common stock to Trai Thien’s shareholders in exchange for all of the issued and outstanding shares of Trai Thien, thus causing Trai Thien to become a subsidiary of the Company. The closing of the Agreement is subject to the fulfillment of certain conditions, including, but not limited to the receipt of all requisite consents, waivers and approvals by the Company and Trai Thien.

On July 31, 2009, the Company also entered into Amended Share Exchange Agreement (“Amended Share Exchange Agreement”) and Escrow Agreement (“Escrow Agreement”) among the shareholders of Trai Thien and Trai Thien, as well as its escrow agent. Pursuant to the Amended Share Exchange Agreement and Escrow Agreement, the Company agreed to place 15,903,000 shares of its common stock in escrow and Trai Thien’s shareholders agreed to place their 10,680,930 shares of Trai Thien’s capital stock representing 51% of total issued and outstanding shares in escrow upon the approval and registration of such acquisition in accordance with the applicable Vietnamese laws and regulations.

In connection with the Amended Share Exchange Agreement and Escrow Agreement, the Company concurrently entered into Management Service Agreement (“Management Service Agreement”) with Trai Thien and its stockholders. Pursuant to the Management Service Agreement,

(a)

the Company has the exclusive right to provide to Trai Thien with business consulting and related services in connection with cargo transportation in Vietnam;

(b)

the Company provides guidance and instruction on Trai Thien’s daily operations, investment decision, financial management and employment issues under Trai Thien’s Corporate Charter;

(c)

the Company appoints Mr. Nguyen Quoc Khanh as a legal representative and chairman of the board of directors of Trai Thien;

(d)

Trai Thien, in return agrees to pay the Company a quarterly fee equal to 51% of Trai Thien’s total net income after taxes;

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

(e)

The agreement is in effect for 3 years starting from July 31, 2009, subject to an automatic renewal for a successive 1 year, unless terminated upon the Company’s acquisition of the remaining 51% interest in Trai Thien under the Amended Share Exchange Agreement and in accordance with all applicable Vietnamese laws and regulations.

The stock exchange transaction in concurrent with a series of agreements has been accounted for as a reverse acquisition and recapitalization of the Company whereby Trai Thien is deemed to be the accounting acquirer (legal acquiree) and the Company to be the accounting acquiree (legal acquirer). The Company is deemed to be a continuation of the business of Trai Thien.

Accordingly, the accompanying consolidated and combined financial statements include the following:

(1) the balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the accounting acquiree at historical cost;

(2) the financial position, results of operations, and cash flows of the accounting acquirer for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented and the operations of the accounting acquiree from the date of stock exchange transaction.

The Company has adopted Financial Accounting Standards Board (“FASB”) Interpretation (FIN) No. 46(R) “ Consolidated Variable Interest Entities — an interpretation of ARB No. 51 ” (FIN 46R), which requires certain variable interest entities to be consolidated by the primary beneficiary of the entity. With the above agreements, the Company’s management evaluated the relationships between the Company and Trai Thien and concluded that the Company is the primary beneficiary of Trai Thien, and Trai Thien is a VIE of the Company.

Accordingly, the Company has consolidated Trai Thien’s results of operations, assets and liabilities in the accompanying consolidated financial statements of the Company. Prior to the date that Trai Thien became a VIE of the Company, the accompanying combined financial statements combine the statements of operations, cash flows and stockholders’ equity of Trai Thien.

The Company and its VIE are hereinafter referred to as (the "Company").

NOTE 3 - GOING CONCERN UNCERTAINTIES

The Company’s financial statements are presented on a going concern basis, which contemplates the continuity of operations and realization of assets and satisfaction of liabilities and commitments in the normal course of business.

The Company has committed and contracted for the construction of 6 vessels in Vietnam with a combined carrying capacity of 45,600 deadweight tons in the aggregate value of approximately $66 million (equivalent to VND1,170,000,000,000), which are expected to be delivered between 2010 and 2011. As of July 31, 2009, the Company has available $76,259 cash and cash equivalents, which may not able to meet with such capital commitments. The Company plans to finance the construction of 6 newly-built vessels through the additional capital from its shareholders or external financing from the banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These condensed financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

In preparing these condensed consolidated and combined financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses during the periods reported. Actual results may differ from these estimates.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

•

Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the periods reported. Actual results may differ from these estimates.

•

Basis of consolidation

The accompanying condensed consolidated and combined financial statements reflect the consolidated operations of Develocap and its variable interest entity as of and subsequent to July 31, 2009 and a combined entity comprising the assets and liabilities that constituted the continuation of the business of Trai Thien for the periods prior to July 31, 2009. The consolidated and combined financial statements include the assets, liabilities and results of operations of the Company and its variable interest entity, in which Trai Thien is considered a primary beneficiary of the Company as defined in FIN46R. All significant inter-company balances and transactions have been eliminated in consolidation and combination.

•

Variable interest entity (“VIE”)

The Company operates its chartered vessels in the ocean transportation in Vietnam, through its variable interest entity, Trai Thien, which is registered as a joint stock company under the Enterprise Law of the Socialist Republic of Vietnam on June 11, 2007, which primarily charters vessels from the ship-owners and operates the vessels in the ocean transportation of a broad range of major and minor bulk cargoes including iron ore, coal, grain, cement and fertilizer, along Asian shipping routes. The fiscal year of Trai Thien is December 31.

On July 31, 2009, the Company entered into a series of agreements with Trai Thien. Under such contractual arrangements, the Company was provided with the ability to control Trai Thien, including its financial interest as described below:

1.

Share Exchange Agreement, the Company agreed to issue an aggregate of 23,400,000 shares of its common stock to Trai Thien’s stockholders in exchange for all of the issued and outstanding shares of Trai Thien,

2.

Amended Share Exchange Agreement, the Company agreed to place 15,903,000 shares of its common stock in escrow and Trai Thien’s shareholders agreed to place their 10,680,930 shares of Trai Thien’s capital stock representing 51% of total issued and outstanding shares in escrow,

3.

Escrow Agreement, the Company has the exclusive right to acquire the remaining 51% of the outstanding capital stock of Trai Thien in exchange for 15,903,000 share of the Company’s common stock, which is held in escrow, upon the approval of such acquisition in accordance with all applicable Vietnamese laws and regulations; and

4.

Management Services Agreement, the Company appoints its chairman, Mr. Nguyen Quoc Khanh as a legal representative and chairman of the board of directors of Trai Thien. The Company has exclusive right to provide business consulting services and guidance on Trai Thien’s daily operations, investment decision, financial management and employment issues under Trai Thien’s Corporate Charter. Trai Thien, in return agrees to pay the Company a quarterly fee equal to 51% of Trai Thien’s total net income after taxes.

With the above agreements, the Company has evaluated the relationship between the Company and Trai Thien and concluded that the Company demonstrates its ability to control Trai Thien as the primary beneficiary and and Trai Thien is a VIE of the Company, in accordance with FIN 46R.

Accordingly, the Company has consolidated Trai Thien’s results of operations, assets and liabilities in the accompanying consolidated financial statements of the Company.

Prior to the date that Trai Thien became a VIE of the Company, the accompanying combined financial statements combine the statements of operations, cash flows and stockholders’ equity of Trai Thien.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

•

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

•

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience of the Company. The Company reviews its allowance for doubtful accounts on a regular basis. All other balances are reviewed on a specific basis based on the aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers. As of July 31, 2009, the Company has determined that no allowance for doubtful accounts is necessary.

•

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life
Office equipment	3 to 5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Depreciation expense for the three months ended July 31, 2009 and 2008 was $2,481 and $2,340, respectively.

Depreciation expense for the six months ended July 31, 2009 and 2008 was $4,315 and $3,248, respectively.

•

Vessel construction in progress

Vessel construction in progress represents the cost of contracts to build vessels and other direct costs relating to acquiring and placing the vessels in service. No depreciation is provided for until the vessel is substantially complete and ready for its intended use. No capitalized interest is incurred during the period of vessel construction.

•

Impairment of long-life assets

Long-lived assets primarily include plant and equipment and vessel construction in progress. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets” , the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of July 31, 2009.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

•

Revenue recognition

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition” , the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is reasonably assured.

(a) Cargo transportation revenue

Recognition of cargo transportation revenue is based upon method three under Emerging Issues Task Force (“EITF”) No. 91-9 “Revenue and Expense Recognition for Freight Services in Process”. Under this method, the Company recorded both transportation revenue and its direct costs when the shipment is completed.

Revenue represents the invoiced value of services, net of value-added tax (“VAT”) and brokerage commission payable to unaffiliated shipping agents.

(b) Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

•

Comprehensive income

SFAS No. 130 , “Reporting Comprehensive Income” , establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statements of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•

Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

The Company also adopts FIN 48, “Accounting for Uncertainty in Income Taxes” (FIN 48) and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its VIE are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the period ended July 31, 2009 and 2008.

The Company conducts major businesses in Vietnam and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the foreign tax authorities.

•

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States dollars ("US$") and the accompanying financial statements have been expressed in US$. In addition, the Company maintains its books and record in a local currency, Vietnamese Dong ("VND"), which is functional currency as being the primary currency of the economic environment in which its operation is conducted. In accordance with SFAS No. 52, “Foreign Currency Translation” , assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

•

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•

Segment reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment.

•

Fair value measurement

The Company has adopted SFAS No. 157, “ Fair Value Measurements” (FAS 157), for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis and for all non-financial instruments accounted for at fair value on a non-recurring basis. FAS 157 establishes a new framework for measuring fair value and expands related disclosures. The Company has also adopted FASB FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly . Adoption of the FSP had an insignificant effect on the Company’s financial statements.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

FAS 157 establishes a new framework for measuring fair value and expands related disclosures. Broadly, FAS 157 framework requires fair value to be determined based on the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. FAS 157 establishes a three-level valuation hierarchy based upon observable and non-observable inputs. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

For financial assets and liabilities, fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

•

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (FAS 165), which establishes general standards of accounting for, and requires disclosure of, events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The Company adopted the provisions of FAS 165 for the period ended July 31, 2009. The adoption of FAS 165 did not have a material effect on the financial statements.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an amendment to SFAS No. 140” (FAS 166). FAS 166 eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures in order to enhance information reported to users of financial statements by providing greater transparency about transfers of financial assets, including securitization transactions, and an entity’s continuing involvement in and exposure to the risks related to transferred financial assets. FAS 166 is effective for fiscal years beginning after November 15, 2009. The Company will adopt FAS 166 in fiscal 2010 and is evaluating the impact it will have on the consolidated results of the Company.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (FAS 167). The amendments include: (1) the elimination of the exemption for qualifying special purpose entities, (2) a new approach for determining who should consolidate a variable-interest entity, and (3) changes to when it is necessary to reassess who should consolidate a variable-interest entity. FAS 167 is effective for the first annual reporting period beginning after November 15, 2009 and for interim periods within that first annual reporting period. The Company will adopt FAS 167 in fiscal 2010 and is evaluating the impact it will have on the consolidated results of the Company.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification ™ and the Hierarchy of Generally Accepted Accounting Principles — a replacement of FASB Statement No. 162” (FAS 168). FAS 168 replaces SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” and establishes the “ FASB Accounting Standard Codification ™ ” (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles in the United States. All guidance contained in the Codification carries an equal level of authority. On the effective date of FAS 168, the Codification will supersede all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. FAS 168 will be effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company has evaluated this new statement, and has determined that it will not have a significant impact on the determination or reporting of the financial results.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 5 - VESSEL CONSTRUCTION IN PROGRESS

During 2007, the Company contracted for the construction of 6 vessels in Vietnam with a combined carrying capacity of 45,600 deadweight tons. The total cost of the contracts for 6 vessels under construction at two unaffiliated shipyards in Vietnam is approximately $66,109,150 (equivalent to VND1,170,000,000,000). These vessels are expected to be delivered between 2010 and 2011. The Company will incur additional associated costs relating to the construction of these vessels under the contracts.

During the period ended July 31, 2009, the Company further expended $3,604,538 on vessel building and the aggregate vessel construction in progress was amounted to $14,862,472 at period end-date.

NOTE 6 – AMOUNT DUE FROM A STOCKHOLDER

Amounts due from a stockholder represented temporary advances to the major stockholder of the Company, Mr. Nguyen Quoc Khanh, which were unsecured, interest free and repayable on demand. During the first and second quarters of 2009, the aggregate balance was fully recovered from the stockholder of the Company, Mr. Nguyen Quoc Khanh.

NOTE 7 – PREPAYMENTS AND OTHER CURRENT ASSETS

	July 31, 2009	January 31, 2009
	(Unaudited)	(Audited)

Advances to a supplier	$1,454,788	$-
Prepaid vessel repair and maintenance expenses	105,312	-
Prepaid operating expenses	242,060	-
	$1,802,160	$-

During the second quarter of 2009, the Company entered into a contract for purchase of vessel fuel and paid advances to a supplier of $1,454,788. The advances to a supplier are interest free and unsecured. Subsequently, the Company and the supplier agreed to terminate the contract and the advances will be recoverable in the third quarter of 2009.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings were as follows:

		July 31, 2009	January 31, 2009
		(Unaudited)	(Audited)
Bank loans payable to financial institutions in Vietnam:

Secured, equivalent to VND1,000,000,000 with interest rate at 21% per annum payable monthly, repayable by August 8, 2009	(a)	$-	$56,503

Secured, equivalent to VND599,000,000 with interest rate at 18% per annum payable monthly, repayable by May 20, 2009	(a)	-	33,846

Secured, equivalent to VND11,000,000,000 with interest rate at 10.5% per annum payable monthly, repayable by December 24, 2009	(b)	608,777	-

Secured, equivalent to VND40,000,000,000 with interest rate at 10.5% per annum payable monthly, repayable by November 14, 2009	(b)	2,213,736	-

Secured, equivalent to VND5,000,000,000 with interest rate at 10.5% per annum payable monthly, repayable by November 19, 2009	(b)	276,717	-

Unsecured, equivalent to VND14,000,000,000 with interest rate at 6.5% per annum payable monthly, repayable by May 14, 2010		774,808	-

Total		$3,874,038	$90,349

(a)

These borrowings were fully repaid to the banks during the period ended July 31, 2009.

(b)

The aggregate borrowings were pledged by the real properties which are owned by the major stockholder and the director of the Company, Mr. Nguyen Quoc Khanh, as below:

(i)

the residential house located at 177B, 177C, 177/1 & 183 Nguyen Thi Khai Street, District 1 and 295/50 Bui Tu Doan, 6 Ward, An Lac Town, Binh Tan District, Ho Chi Minh City, Vietnam and,

(ii)

the land use right located at 251, 253, 235/2, 235/4 Khuong Viet, Phu Trung Ward, Tan Phu District, Ho Chi Minh City, Vietnam.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 9 - INCOME TAXES

For the period ended July 31, 2009 and 2008, the local (“United States of America”) and foreign components of income before income taxes were comprised of the following:

	Six months ended July 31,
	2009	2008
Tax jurisdiction from:
– Local	$-	$-
– Foreign	256,034	102,585
Income before income taxes	$256,034	$102,585

The provision for income tax credit consisted of the following:

	Six months ended July 31,
	2009	2008
Current tax:
– Local	$-	$-
– Foreign	(1,666)	-

Deferred tax:
– Local	-	-
– Foreign	-	-

Income tax credit	$(1,666)	$-

The effective tax rate in the periods presented is the result of the mix of income earned in various tax jurisdictions that apply a broad range of income tax rates. The Company operates in various countries: United States of America and Vietnam that are subject to tax in the jurisdictions in which they operate, as follows:

United States of America

The Company is registered in the State of Nevada and is subject to the tax laws of the United States of America. The Company does not incur any operation in the United States.

Socialist Republic of Vietnam

The Company’s VIE, Trai Thien is subject to the Law on Corporate Income Tax of the Socialist Republic of Vietnam at the statutory rate of 28% on the assessable income for the periods presented.

On June 3, 2008, the National Assembly of the Socialist Republic of Vietnam approved the Law on Corporate Income Tax (the “New CIT Law”). The new CIT Law, among other things, imposes a reduction of income tax rate from 28% to 25% for both domestic and foreign invested enterprises with effect from January 1, 2009. Hence, the Company is subject to the new income rate of 25% on the taxable income.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

Pursuant to the New CIT Law, the Company is eligible for corporate income tax holiday, whereas its business is established in a special development zone or considered as encouraged investment. Under such tax holiday, the Company is exempted from corporate income tax for the first two years starting from its first profit-making year, entitled to a reduced corporate income tax rate of 10% for the following three years and a preferential corporate income tax rate of 20% for the remaining five years. Trai Thien continues to enjoy the tax holiday expiring through fiscal year 2016. During the period ended July 31, 2009, the Company filed the Vietnamese 2008 tax returns to the local tax office and the Company is exempted from 2008 income tax.

For the period ended July 31, 2009 and 2008, Trai Thien generated the net income from its operation. A reconciliation of income before income taxes to the effective tax rate as follows:

	Six months ended July 31,
	2009	2008

Income before income taxes	$256,034	$102,585
Statutory income tax rate	25%	28%
Income tax expense at statutory tax rate	64,009	28,724

Prior year adjustments	(46,101)	-
Effect of tax holiday	(38,405)	(28,724)
Non-deductible expenses	18,831	-
Income tax credit	$(1,666)	$-

No provision for deferred tax assets or liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts.

NOTE 10 – STOCKHOLDERS’ EQUITY

On February 1, 2009, the Company has 199,000,000 shares of authorized common stock and 5,000,000 shares of issued and outstanding common stock.

On March 31, 2009, the Company entered into a stock exchange transaction (“Initial Share Exchange”) and issued an aggregate 23,400,000 shares of common stock.

On July 31, 2009, the Company also entered into Amended Share Exchange Agreement (“Amended Share Exchange Agreement”) and Escrow Agreement (“Escrow Agreement”) among the shareholders of Trai Thien and Trai Thien, as well as its escrow agent. Pursuant to the Amended Share Exchange Agreement and Escrow Agreement, the Company agreed to place 15,903,000 shares of its common stock in escrow, out of the aggregate 23,400,000 shares of common stock under the Initial Share Exchange and Trai Thien’s shareholders agreed to place their 10,680,930 shares of Trai Thien’s capital stock representing 51% of total issued and outstanding shares in escrow. Both escrowed shares are subject to release upon the approval and registration of the acquisition of the remaining 51% interest in Trai Thien in accordance with the applicable Vietnamese laws and regulations.

As of July 31, 2009, the number of authorized and issued and outstanding shares of the Company’s common stock was 199,000,000 shares and 28,400,000 shares (including 15,903,000 shares held in escrow), respectively.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

NOTE 11 – STATUTORY RESERVES

Under the Vietnamese Laws and Regulations, the Company is required to make appropriations to the statutory reserves based on after-tax net profits and determined in accordance with generally accepted accounting principles of the Socialist Republic of Vietnam (“VN GAAP”). Appropriations to the statutory reserves are based upon at least 25% of the after-tax net profits. These statutory reserves are established for the purpose of providing employee facilities and other collective fringe benefits including insurance, welfare supports and social security to the employees and are non-distributable other than in liquidation.

For the period ended July 31, 2009, the Company made appropriation of $113,506 to statutory reserves, based upon the after-tax net profits for the 2008 fiscal year under the VN GAAP.

NOTE 12 - CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a) Major customers

For the three and six months ended July 31, 2009 and 2008, the customer who accounts for 10% or more of revenues and its outstanding balance as at period-end dates, are presented as follows:

	Three months ended July 31, 2009		July 31, 2009
	Revenues	Percentage of revenues	Accounts receivable

Customer B	$1,621,417	73%	$380
Customer E	218,226	10%	-
Total:	$1,839,643	83%	$380

	Six months ended July 31, 2009		July 31, 2009
	Revenues	Percentage of revenues	Accounts receivable

Customer B	$1,825,364	45%	$380
Customer E	439,713	11%	-
Total:	$2,265,077	56%	$380

	Three months ended July 31, 2008		July 31, 2008
	Revenues	Percentage of revenues	Accounts receivable

Customer J	$135,724	11%	$-
Customer K	164,540	13%	-
Customer M	128,907	10%	-
Customer L	161,598	13%	95,739
Total:	$590,769	46%	$95,739

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

	Six months ended July 31, 2008		July 31, 2008
	Revenues	Percentage of revenues	Accounts receivable

Customer K	$164,950	10%	$-
Customer L	161,351	10%	95,739
Customer I	178,948	11%	100,143
Total:	$505,249	31%	$195,882

(b) Credit risk

No financial instruments that potentially subject the Company to significant concentrations of credit risk. Concentrations of credit risk are limited due to the Company’s large number of transactions are on the cash basis.

(c) Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in fixed rate instruments. At the period-end, all of borrowings were at fixed rates.

(d) Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in VND and a significant portion of the assets and liabilities are denominated in VND. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and VND. If VND depreciates against US$, the value of VND revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(e) Economic and political risks

Substantially all of the Company’s services are conducted in Vietnam and Asian region. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in Vietnam. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations in Vietnam.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

(a) Capital commitments

The Company is committed and contracted with two unaffiliated shipyards, Dai Duong Joint Stock Ocean Transportation Company and Hai Ha Road and Water Transport Company Limited, respectively, for the construction of 6 vessels in Vietnam. The total cost of the contracts for 6 vessels was approximately $66 million (equivalent to VND1,170,000,000,000). These vessels are expected to be delivered between 2010 and 2011.

As of July 31, 2009, the Company has the aggregate future minimum payments of $49,889,313 to the shipyards in the next 12 months.

DEVELOCAP, INC.

(Formerly Trai Thien Sea Transport Investment and Development Joint Stock Company)

NOTES TO CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JULY 31, 2009 AND 2008

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(Unaudited)

(b) Operating lease commitments

The Company is committed to several vessel charter agreements to operate a total of 4 oceangoing vessels for the various terms from 6 months to 1 year with fixed monthly rentals and generally did not contain significant renewal options. For the period ended July 31, 2009 and 2008, the Company incurred and paid vessel rental of $1,044,135 and $730,295, respectively.

As of July 31, 2009, the Company has the future minimum rental payments of $1,031,712 under these operating lease agreements within the next 12 months.

ZYCPA Company Limited Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Trai Thien Sea Transport Investment and Development Joint Stock Company

We have audited the accompanying balance sheets of Trai Thien Sea Transport Investment and Development Joint Stock Company as of December 31, 2008 and 2007 and the related statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over financial reporting. Our audits include consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2008 and 2007 and the results of operations and cash flows for the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has obligated to meet with significant capital commitments, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ZYCPA Company Limited

ZYCPA Company Limited

(Formerly Zhong Yi (Hong Kong) C.P.A. Company Limited)

Certified Public Accountants

Hong Kong, China

June 12, 2009

9 FLOOR, CHINACHEM HOLLYWOOD CENTRE, 1-13 HOLLYWOOD RD, CENTRAL, HONG KONG

Phone: (852) 2573 2296 Fax: (852) 2384 2202 http://www.zycap.us

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

BALANCE SHEETS

AS OF DECEMBER 31, 2008 AND 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	As of December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$59,621	$18,297
Accounts receivable, trade	-	150,200
Amounts due from stockholders	1,570,047	1,509,640
Note receivable from a related party	-	49,143
Total current assets	1,629,668	1,727,280

Non-current assets:
Vessel construction in progress	11,537,822	13,068,876
Plant and equipment, net	16,601	15,297
TOTAL ASSETS	$13,184,091	$14,811,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, trade	$589,274	$492,946
Short-term borrowings	90,349	110,573
Amounts due to stockholders	-	989,004
Income tax payable	105,429	13,496
Accrued liabilities and other payables	1,924	-
Total current liabilities	786,976	1,606,019

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.61 par value; 50,000,000 shares authorized; 20,943,000 shares issued and outstanding as of December 31, 2008 and 2007	12,764,448	12,764,448
Additional paid-in capital	287,132	287,132
Accumulated other comprehensive (loss) income	(959,439)	114,193
Retained earnings	304,974	39,661
Total stockholders’ equity	12,397,115	13,205,434
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$13,184,091	$14,811,453

See accompanying notes to financial statements.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Year ended December 31, 2008	Period from June 11, 2007 (inception) to December 31, 2007

Revenues, net	$3,816,461	$1,083,674

Operating expenses:
Voyage expense	(1,264,743)	(528,713)
Vessel operating expense	(579,369)	(152,171)
Rental expense to related parties	(1,472,947)	(295,788)
Selling, general and administrative	(110,833)	(51,066)
Total operating expenses	(3,427,892)	(1,027,738)
Income from operations	388,569	55,936

Other income (expense):
Interest income	291	2,966
Interest expense	(10,907)	(4,351)
Other income	8,847	1,455

Income before income taxes	386,800	56,006

Income tax expense	(121,487)	(16,345)

NET INCOME	$265,313	$39,661

Other comprehensive income (loss):
- Foreign currency translation gain (loss)	(1,073,632)	114,193
COMPREHENSIVE (LOSS) INCOME	$(808,319)	$153,854

Net income per share	$0.01	$0.00

Weighted average shares outstanding	20,943,000	20,417,005

See accompanying notes to financial statements.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

STATEMENTS OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”))

	Year ended December 31, 2008	Period from June 11, 2007 (inception) to December 31, 2007
Cash flows from operating activities:
Net income	$265,313	$39,661
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,069	888
Changes in operating assets and liabilities:
Accounts receivable, trade	146,344	(148,902)
Accounts payable, trade	143,901	488,684
Income tax payable	98,526	13,379
Accrued liabilities and other payables	2,531	(501)

Net cash provided by operating activities	663,684	393,209

Cash flows from investing activities:
Repayment from (payment to) shipyards on vessel building	511,469	(12,955,362)
Purchase of plant and equipment	(9,749)	(16,052)

Net cash provided by (used in) investing activities	501,720	(12,971,414)

Cash flows from financing activities:
Advances to stockholders	(1,155,929)	(516,134)
Repayment from (advance to) note receivable	47,881	(48,718)
Proceeds from short-term borrowings	95,703	109,617
Payments on short-term borrowings	(107,733)	-
Proceeds from issuance of common stock	-	13,051,580

Net cash (used in) provided by financing activities	(1,120,078)	12,596,345

Effect of exchange rate changes in cash and cash equivalents	(4,002)	157

NET CHANGE IN CASH AND CASH EQUIVALENTS	41,324	18,297

BEGINNING OF YEAR/PERIOD	18,297	-

END OF YEAR/PERIOD	$59,621	$18,297

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for income taxes	$22,961	$2,965
Cash paid for interest	$9,224	$1,424

See accompanying notes to financial statements.

TRAI THIEN SEA TRANSPORT INVESTMENT AND DEVELOPMENT JOINT STOCK COMPANY

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

	Common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings	Total stockholders’ equity
	No. of shares	Amount

Common stock sold for cash at inception, June 11, 2007	20,000,000	$12,189,641	$-	$-	$-	$12,189,641

Issuance of additional common stock	943,000	574,807	287,132	-	-	861,939

Net income for the period	-	-	-	-	39,661	39,661

Foreign currency translation adjustment	-	-	-	114,193	-	114,193

Balance as of December 31, 2007	20,943,000	12,764,448	287,132	114,193	39,661	13,205,434

Net income for the year	-	-	-	-	265,313	265,313

Foreign currency translation adjustment	-	-	-	(1,073,632)	-	(1,073,632)

Balance as of December 31, 2008	20,943,000	$12,764,448	$287,132	$(959,439)	$304,974	$12,397,115

See accompanying notes to financial statements

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

1. ORGANIZATION AND BUSINESS BACKGROUND

Trai Thien Sea Transport Investment and Development Joint Stock Company (the “Company”) was registered as a joint stock company under the Enterprise Law of the Socialist Republic of Vietnam on June 11, 2007. The major shareholders are Mr. Nguyen Quoc Khanh, Mr. Nguyen Van Van and Mr. Nguyen Ba Sinh as the founders of the Company.

Pursuant to its Corporate Charter, the authorized capital of the Company is Vietnamese Dong (“VND”) 500,000,000,000 (approximately US$30,448,816) representing the number of capital stock of 50,000,000 shares with a par value of $0.609 (equivalent to VND10,000).

The Company primarily charters vessels from the ship-owners and operates the vessels in the ocean transportation of a broad range of major and minor bulk cargoes including iron ore, coal, grain, cement and fertilizer, along Asian shipping routes. Its principal place of business is 253 Khuong Viet, Phu Trung Ward, Tan Phu District, Ho Chi Minh City, Vietnam.

For the period from June 11, 2007 (inception) to December 31, 2008, the Company operated a modern fleet of 3 oceangoing vessels with a combined carrying capacity of 9,600 deadweight tons and an average age of approximately 3 years.

2. GOING CONCERN UNCERTAINTIES

The Company’s financial statements are presented on a going concern basis, which contemplates the continuity of operations and realization of assets and satisfaction of liabilities and commitments in the normal course of business.

During 2007, the Company contracted for the construction of 6 vessels in Vietnam with a combined carrying capacity of 45,600 deadweight tons in the aggregate value of approximately $66 million (equivalent to VND1,170,000,000,000), which is expected to be delivered between 2009 and 2010. As of December 31, 2008, the Company has available $59,621 cash and cash equivalents, which may not able to meet with such capital commitments. The Company plans to finance the construction of 6 newly-built vessels through the further capital injection from its shareholders or additional financing from the banks. However, there can be no assurance that the Company will be able to obtain sufficient funds to meet with its obligations on a timely basis towards the delivery of the vessels.

These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

•

Basis of presentation

These accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

•

Use of estimates

In preparing these financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheets and revenues and expenses during the period/year reported. Actual results may differ from these estimates.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

•

Cash and cash equivalents

Cash and cash equivalents are carried at cost and represent cash on hand, demand deposits placed with banks or other financial institutions and all highly liquid investments with an original maturity of three months or less as of the purchase date of such investments.

•

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience of the Company. The Company reviews its allowance for doubtful accounts on a regular basis. All other balances are reviewed on a specific basis based on the aging of receivables, payment history, the customer’s current credit worthiness and the economic environment. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers.

As of December 31, 2008 and 2007, the Company did not record any amount of the allowance for doubtful accounts.

•

Plant and equipment, net

Plant and equipment are stated at cost less accumulated depreciation and accumulated impairment losses, if any. Depreciation is calculated on the straight-line basis over the following expected useful lives from the date on which they become fully operational:

Depreciable life
Office equipment	3 to 5 years

Expenditure for maintenance and repairs is expensed as incurred. The gain or loss on the disposal of plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant assets and is recognized in the statement of operations.

Depreciation expense for the year ended December 31, 2008 and the period from June 11, 2007 (inception) to December 31, 2007 was $7,069 and $888, respectively.

•

Vessel construction in progress

Vessel construction in progress represents the cost of contracts to build vessels and other direct costs relating to acquiring and placing the vessels in service. No depreciation is provided for until the vessel is substantially complete and ready for its intended use. No capitalized interest is incurred during the period of vessel construction.

•

Impairment of long-life assets

Long-lived assets primarily include plant and equipment and vessel construction in progress. In accordance with the Statement of Financial Accounting Standard ("SFAS") No. 144, “ Accounting for the Impairment or Disposal of Long-Lived Assets” , the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and carrying amount of the asset. There has been no impairment as of December 31, 2008 and 2007.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

•

Revenue recognition

In accordance with the SEC’s Staff Accounting Bulletin No. 104, “Revenue Recognition” , the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectibility is reasonably assured.

(a) Cargo transportation revenue

Recognition of cargo transportation revenue is based upon method three under Emerging Issues Task Force (“EITF”) No. 91-9 “Revenue and Expense Recognition for Freight Services in Process”. Under this method, the Company recorded both transportation revenue and its direct costs when the shipment is completed.

Revenue represents the invoiced value of services, net of value-added tax (“VAT”) and brokerage commission payable to unaffiliated shipping agents.

(b) Interest income

Interest income is recognized on a time apportionment basis, taking into account the principal amounts outstanding and the interest rates applicable.

•

Operating expenses

Voyage expenses include port and canal charges, fuel (bunker) expenses and expenses relating to repairs and maintenance which are directly attributable to the rendering of voyage service to the customers. Voyage expenses are recognized when incurred.

Vessel operating expenses include crew wages and related costs, the costs of insurance and other miscellaneous expenses. Vessel operating expenses are recognized when incurred.

•

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income” , establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income as defined includes all changes in equity during a period from non-owner sources. Accumulated comprehensive income, as presented in the accompanying statements of stockholders’ equity consists of changes in unrealized gains and losses on foreign currency translation. This comprehensive income is not included in the computation of income tax expense or benefit.

•

Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes” , which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred income taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from loss carry-forwards and provisions, if any. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in the statement of operations and comprehensive (loss) income in the period of enactment. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all of the deferred tax assets will not be realized.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

The Company also adopts Financial Accounting Standards Board (“FASB”) Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes” and FSP FIN 48-1, which amended certain provisions of FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 provides that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. This interpretation also provides guidance on measurement, derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

In connection with the adoption of FIN 48, the Company analyzed the filing positions in all of the federal, state and foreign jurisdictions where the Company and its subsidiaries are required to file income tax returns, as well as all open tax years in these jurisdictions. The Company adopted the policy of recognizing interest and penalties, if any, related to unrecognized tax positions as income tax expense. The Company did not have any unrecognized tax positions or benefits and there was no effect on the financial condition or results of operations for the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007.

The Company conducts major businesses in Vietnam and is subject to tax in its own jurisdiction. As a result of its business activities, the Company files separate tax returns that are subject to examination by the foreign tax authorities.

•

Net income per share

The Company calculates net income per share in accordance with SFAS No. 128, “Earnings per Share.” Basic income per share is computed by dividing the net income by the weighted-average number of common shares outstanding during the period. Diluted income per share is computed similar to basic income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common stock equivalents had been issued and if the additional common shares were dilutive.

•

Foreign currencies translation

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency using the applicable exchange rates at the balance sheet dates. The resulting exchange differences are recorded in the statement of operations.

The reporting currency of the Company is the United States dollars ("US$") and the accompanying financial statements have been expressed in US$. In addition, the Company maintains its books and record in a local currency, Vietnamese Dong ("VND"), which is functional currency as being the primary currency of the economic environment in which its operation is conducted. In accordance with SFAS No. 52, “Foreign Currency Translation” , assets and liabilities of the Company whose functional currency is not US$ are translated into US$, using the exchange rate on the balance sheet date. Revenues and expenses are translated at average rates prevailing during the period. The gains and losses are recorded as a separate component of accumulated other comprehensive income within the statement of stockholders’ equity.

Translation of amounts from the local currency of the Company into US$ has been made at the following exchange rates for the respective periods:

	2008	2007
Year end VND : US$1 exchange rate	17,698	16,279
Average period VND : US$1 exchange rate	16,708	16,421

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

•

Retirement plan costs

Contributions to retirement schemes (which are defined contribution plans) are charged to general and administrative expenses in the statements of operation and comprehensive income as and when the related employee service is provided.

•

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

•

Segment reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers in financial statements. The Company operates in one reportable operating segment.

•

Fair value of financial instruments

The Company values its financial instruments as required by SFAS No. 107, “ Disclosures about Fair Value of Financial Instruments ”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

The Company’s financial instruments primarily consist of cash, accounts receivable, note receivable from a related party, amount due from (to) related parties, accounts payable, income tax payable, accrued liabilities and other payables.

As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short term maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective year ends.

•

Recent accounting pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or the results of its operations.

In September 2006, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, "Fair Value Measurements” ("SFAS No. 157"). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measures required under other accounting pronouncements, but does not change existing guidance as to whether or not an instrument is carried at fair value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. In February 2008, the FASB deferred SFAS No. 157's effective date for all non-financial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until years beginning after November 15, 2008. The Company believes that SFAS No. 157 should not have a material impact on the financial position or results of operations.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to choose to measure, on an item-by-item basis, specified financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected are required to be reported in earnings at each reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, the provisions of which are required to be applied prospectively. The Company believes that SFAS No. 159 should not have a material impact on the financial position or results of operations.

In June 2008, the FASB issued FASB Staff Position (“FSP”) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the earnings allocation in computing earnings per share under the two-class method as described in SFAS No. 128, Earnings per Share. Under the guidance of FSP EITF 03-6-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings-per-share pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and all prior-period earnings per share data presented shall be adjusted retrospectively. Early application is not permitted. The Company does not expect it to have an effect on the Company’s financial position, results of operations or cash flows.

Also in June 2008, the FASB ratified EITF No. 07-5, “ Determining Whether an Instrument (or an Embedded Feature) is Indexed to an Entity’s Own Stock ” (“EITF 07-5”). EITF 07-5 provides that an entity should use a two-step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early application is not permitted. The Company is assessing the potential impact of this EITF 07-5 on the financial condition and results of operations and does not expect it to have an effect on the Company’s financial position, results of operations or cash flows.

In September 2008, the FASB issued FSP 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161” (“FSP FAS 133-1” and “FIN 45-4”). SP 133-1 and FIN 45-4 amends disclosure requirements for sellers of credit derivatives and financial guarantees. It also clarifies the disclosure requirements of SFAS No. 161 and is effective for quarterly periods beginning after November 15, 2008, and fiscal years that include those periods. The adoption of FSP 133-1 and FIN 45-4 did not have a material impact on the Company’s current financial position, results of operation or cash flows.

In October 2008, the FASB issued Staff Position (“FSP”) No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active” (“FSP FAS 157-3.”) FSP FAS 157-3 clarifies the application of SFAS 157 in an inactive market. It illustrated how the fair value of a financial asset is determined when the market for that financial asset is inactive. FSP 157-3 was effective upon issuance, including prior periods for which financial statements had not been issued. The adoption of FAS 157-3 did not have a material impact on the Company’s current financial position, results of operations or cash flows.

In December 2008, FASB issues Staff Position (“FSP”) No. 140-4 and FIN 46(R)-8, “ Disclosures by Public Entities about Transfers of Financial Assets and Interests in Variable Interest Entities”. The purpose of this FSP is to promptly increase disclosures by public entities and enterprises until the pending amendments to SFAS No. 140, “ Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, (“SFAS No. 140”) and FASB Interpretation No. 46 (revised December 2003), “ Consolidation of Variable Interest Entities” , (“FIN 46(R)”) are finalized and approved by the FASB. The FSP is effective for reporting periods (interim and annual) ending after December 15, 2008. The Company adopted this FSP for the year ended December 31, 2008 and the adoption did not have any impact on the financial statements.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

4. ACCOUNTS RECEIVABLE

The majority of the Company’s sales are on open credit terms and in accordance with terms specified in the contracts governing the relevant transactions. The Company evaluates the need of an allowance for doubtful accounts based on specifically identified amounts that management believes to be uncollectible. If actual collections experience changes, revisions to the allowance may be required. Based upon the aforementioned criteria, management has determined that no allowance for doubtful accounts is required for the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007.

5. AMOUNT DUE FROM (TO) STOCKHOLDERS

As of December 31, 2008, amounts due from stockholders represented temporary advances, which were unsecured, interest free and repayable on demand, as follows:

(i)

$1,544,902 amount due from a stockholder of the Company, Mr. Nguyen Quoc Khanh and,

(ii)

$25,145 amount due from a stockholder of the Company, Mrs. Nguyen Thi The Ha.

As of December 31, 2007, amounts due from stockholders represented temporary advances, which were unsecured, interest free and repayable on demand, as follows:

(i)

$1,509,640 amount due from a stockholder of the Company, Mr. Nguyen Quoc Khanh and,

(ii

)$989,004 amount due to a related company which was controlled by the major shareholders of the Company, Mr. Nguyen Quoc Khanh and Mr. Nguyen Van Van.

Subsequently, the aggregate amount of $1,356,085 was repaid by the stockholder of the Company, Mr. Nguyen Quoc Khanh in January and April 2009.

6. NOTE RECEIVABLE FROM A RELATED PARTY

During 2007, the Company advanced $49,143 to a major stockholder and the director, Mr. Nguyen Quoc Khanh, in a term of 6 months with an average interest rate of 13.2% per annum, based on the current banking interest rate, which was unsecured and fully repaid in 2008.

7. VESSEL CONSTRUCTION IN PROGRESS

During 2007, the Company contracted for the construction of 6 vessels in Vietnam with a combined carrying capacity of 45,600 deadweight tons. The total cost of the contracts for 6 vessels under construction at two shipyards in Vietnam is approximately $66,109,150 (equivalent to VND1,170,000,000,000). These vessels are expected to be delivered between 2010 and 2011. The Company will incur additional associated costs relating to the construction of these vessels under the contracts.

As of December 31, 2007, the Company has advanced a prepayment of $13,068,876 in progress payments towards newbuilding vessels under the contracts and recorded as “Vessel construction in progress”.

During 2008, one shipyard repaid $511,469 as a refund of contract cost to the Company, which was paid in excess by the Company in 2007. As of December 31, 2008, the vessel construction in progress was amounted to $11,537,822.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

8. SHORT-TERM BORROWINGS

Short-term borrowings were as follows:

		As of December 31,
		2008	2007
Bank loans, secured and payable to financial institutions in Vietnam:

Equivalent to VND1,000,000,000 with interest rate at 12.6% per annum payable monthly, repayable by July 18, 2008	(a)	$-	$61,430

Equivalent to VND800,000,000 with interest rate at 13.2% per annum payable monthly, repayable by February 14, 2008	(a)	-	49,143

Equivalent to VND1,000,000,000 with interest rate at 21% per annum payable monthly, repayable by August 8, 2009	(a)	56,503	-

Equivalent to VND599,000,000 with interest rate at 18% per annum payable monthly, repayable by May 20, 2009	(b)	33,846	-

Total		$90,349	$110,573

The aggregate borrowings were pledged by the properties which were owned by the major stockholder and the director of the Company, Mr. Nguyen Quoc Khanh, as below:

(a)

those borrowings were secured by the land use right located at 253 Khuong Viet, Phu Trung Ward, Tan Phu District, Ho Chi Minh City, Vietnam.

(b)

those borrowings were secured by the residential house located at 295/50 Bui Tu Doan, 6 Ward, An Lac Town, Binh Tan District, Ho Chi Minh City, Vietnam and 2 motor vehicles.

9. STOCKHOLDERS’ EQUITY

At the date of inception on June 11, 2007, the Company’s authorized capital consisted of 50,000,000 shares of capital stock, par value $0.61 (equivalent to VND10,000) with 20,000,000 shares issued and outstanding.

During 2007, the Company issued 943,000 additional shares of common stock to 9 individuals at the average price of $0.91 per share for the aggregate cash consideration of $861,939. The excess of the par value was recorded as the additional paid-in capital.

As of December 31, 2008 and 2007, the number of authorized shares and outstanding shares of the Company’s common stock was 50,000,000 shares and 20,943,000 shares, respectively.

10. INCOME TAXES

The Company is subject to the Law on Corporate Income Tax of the Socialist Republic of Vietnam at the statutory rate of 28% on the assessable income for the periods presented.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

For the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007, the Company generated the net income from its operation and provision for income tax is recorded accordingly. A reconciliation of income before income taxes to the effective tax rate as follows:

	Year ended December 31, 2008	Period from June 11, 2007 (inception) to December 31, 2007

Income before income taxes	$386,800	$56,006
Statutory income tax rate	28%	28%
Income tax expense at statutory tax rate	108,304	15,681

Non-deductible items	13,183	664
Income tax expense	$121,487	$16,345

On June 3, 2008, the National Assembly of the Socialist Republic of Vietnam approved the Law on Corporate Income Tax (the “New CIT Law”). The new CIT Law, among other things, imposes a reduction of income tax rate from 28% to 25% for both domestic and foreign invested enterprises with effect from January 1, 2009. Hence, the Company is subject to the new income rate of 25% on the taxable income.

Pursuant to the New CIT Law, the Company is eligible for corporate income tax holiday, whereas its business is established in a special development zone or considered as encouraged investment. Under such tax holiday, the Company will be exempted from corporate income tax for the first two years starting from its first profit-making year, entitled to a reduced corporate income tax rate of 10% for the following three years and a preferential corporate income tax rate of 20% for the remaining five years. As of December 31, 2008, the registration for such tax holiday is not finalized by the local tax office.

No provision for deferred tax assets or liabilities has been made, since the Company had no material temporary differences between the tax bases of assets and liabilities and their carrying amounts.

11. RELATED PARTY TRANSACTIONS

For the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007, the Company incurred and paid vessel rental of $1,472,947 and $295,788, respectively to the related companies, which were previously controlled by the stockholder of the Company, Mr. Nguyen Van Van, at the current market value in a normal course of business.

The Company currently does not have any formal rent agreements on office premises. Mr. Nguyen Quoc Khanh, a major stockholder and the director of the Company maintained the office space for the Company. The Company did not incur rent expense for the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007. The imputed rent amount is not significant.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

12. PENSION PLAN

Under the Vietnam’s Law, full-time employees of the Company are entitled to staff welfare benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Centralized government-mandated multi-employer defined contribution plan. The Company is required to accrue for these benefits based on certain percentages of the employees’ salaries. The total contributions made for such employee benefits were $3,631 and $1,833 for the year ended December 31, 2008 and for the period from June 11, 2007 (inception) to December 31, 2007.

13. CONCENTRATIONS OF RISK

The Company is exposed to the following concentrations of risk:

(a)

Major customers

For the year ended December 31, 2008, the customer who accounts for 10% or more of the Company’s revenues is presented as follows:

	Year ended December 31, 2008		December 31, 2008
	Revenues	Percentage of revenues	Trade accounts receivable

Customer A	$421,854	11%	$-
Customer B	369,800	10%	-
Total:	$791,654	21%	$-

For the period from June 11, 2007 (inception) to December 31, 2007, one customer represented more than 10% of the Company’s revenues and accounts receivable, respectively. For the period from June 11, 2007 (inception) to December 31, 2007, this customer accounted for 95% of revenues amounting to $1,030,040 for the period ended and $81,379 of accounts receivable, respectively.

(b)Credit risk

No financial instruments that potentially subject the Company to significant concentrations of credit risk. Concentrations of credit risk are limited due to the Company’s large number of transactions are on the cash basis.

(c)Interest rate risk

As the Company has no significant interest-bearing assets, the Company’s income and operating cash flows are substantially independent of changes in market interest rates.

The Company’s interest-rate risk arises from bank borrowings. Borrowings issued at variable rates expose the Company to cash flow interest-rate risk. Borrowings issued at fixed rates expose the Company to fair value interest-rate risk. Company policy is to maintain approximately all of its borrowings in fixed rate instruments. At the year-end or period-end, all of borrowings were at fixed rates.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

(d)Exchange rate risk

The reporting currency of the Company is US$, to date the majority of the revenues and costs are denominated in VND and a significant portion of the assets and liabilities are denominated in VND. As a result, the Company is exposed to foreign exchange risk as its revenues and results of operations may be affected by fluctuations in the exchange rate between US$ and VND. If VND depreciates against US$, the value of VND revenues and assets as expressed in US$ financial statements will decline. The Company does not hold any derivative or other financial instruments that expose to substantial market risk.

(e)Economic and political risks

Substantially all of the Company’s services are conducted in Vietnam and Asian region. The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in Vietnam. Among other risks, the Company’s operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations in Vietnam.

14. COMMITMENTS AND CONTINGENCIES

(a)Capital commitments

During 2007, the Company contracted with two unaffiliated shipyards, Dai Duong Joint Stock Ocean Transportation Company and Hai Ha Highway and Water Transport Company Limited, respectively, for the construction of 6 vessels in Vietnam. The total cost of the contracts for 6 vessels was approximately $66 million (equivalent to VND1,170,000,000,000). These vessels are expected to be delivered between 2010 and 2011. The Company advanced a net amount of $11.5 million in progress payments towards newbuilding vessels under the contracts.

As of December 31, 2008, the Company incurred approximately $11.5 million and recorded as vessel construction in progress. Hence the aggregate future minimum payments to the shipyards are as follows:

Years ending December 31:
2009	$43,496,440
2010	11,300,712

Total:	$54,797,152

(b)Operating lease commitments

On January 4, 2009, the Company entered another vessel charter agreement to operate 1 oceangoing vessel with a carrying capacity of 3,762 deadweight tons.

The Company was committed to several vessel charter agreements to operate a total of 4 oceangoing vessels with the related parties (see Note 11), for the term of 6 months with fixed monthly rentals and generally did not contain significant renewal options. As of the date of report, the Company has the future minimum rental payments of $1,053,339 under these operating lease agreements within the next 12 months.

TRAI THIEN SEA TRANSPORT INVESTMENT AND

DEVELOPMENT JOINT STOCK COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2008 AND FOR THE PERIOD FROM JUNE 11, 2007 (INCEPTION) TO DECEMBER 31, 2007

(Currency expressed in United States Dollars (“US$”), except for number of shares)

15. SUBSEQUENT EVENTS

(a)The Company received the aggregate repayment of approximately $1,356,086 (equivalent to VND 24,000,000,000) from the stockholder in January and April 2009, respectively.

(b)In March 2009, the Company entered into a Share Exchange Agreement (the “Agreements”) with Develocap, Inc, a company organized under the laws of the State of Nevada and is a reporting issuer in the United States and has its shares listed on the NASD Over-the-Counter Bulletin Board under the symbol “DEVELOCAP” among the stockholders of the Company and DEVELOCAP. Pursuant to the Agreements, the stockholders of the Company transferred all of the issued and outstanding shares in the Company to DEVELOCAP in exchange for an aggregate of 23,400,000 shares of common stock of DEVELOCAP, thus causing the Company to become a subsidiary of DEVELOCAP. The closing of the Agreement is subject to the fulfillment of certain conditions, including, but not limited to the receipt of all requisite consents, waivers and approvals by the Company and DEVELOCAP.

(c)In April 2009, the Company further made the advanced payments of approximately $1,130,071 (equivalent to VND 20,000,000,000) to two unaffiliated shipyards.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

SEC Registration fee	$17.98
NASD Filing Fee	100.00
*Accounting fees and expenses	5,000.00
*Legal fees and expenses	25,000.00
*Transfer Agent fees	2,500.00
*Blue Sky fees and expenses	5,000.00
*Miscellaneous expenses	2,382.02
Total	$40,000.00

* Estimate

Item 14. Indemnification of Directors and Officers

The Company’s Articles of Incorporation provide that the Company shall indemnify directors and officers to the fullest extent permitted by the laws of the state of Nevada as set forth in Nevada Revised Statutes (NRS) Chapter 78. The Company’s Articles of Incorporation also provide that a director of the Company shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent the exemption from liability or limitation thereof is not permitted under Nevada Law as the law exists or may be amended in the future.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

Pursuant to and upon the Initial Closing of the Share Exchange Agreement, on July 31, 2009, the Company issued to the Trai Thien Shareholders an aggregate of 7,497,000 shares of its common stock in exchange for 49% of the outstanding capital of Trai Thien and placed an aggregate of 15,903,000 shares of its common stock in escrow pending the approval and registration of the acquisition of the remaining 51% of the outstanding capital of Trai Thein.

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The shares issued pursuant to Regulation S were issued in an “offshore transaction” as defined in, and pursuant to, Rule 902 under the Securities Act on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

In July 2008 the Company issued an aggregate of 4 million shares of its common stock to Gary B. Wolff, GCND, Inc. and S. Craig Barton in full satisfaction of approximately $75,000 in amounts due to them for services performed. Such shares were issued as follows:

Name	Number of Shares	Consideration
S. Craig Barton	1,500,000	$28,125
Gary B. Wolff	1,353,225	$25,373
GCND, Inc.	1,146,775	$21,502

In connection with the foregoing, the Company relied upon the exemption from securities registration afforded by Section 4(2) of the Securities Act for transactions not involving a public offering. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, and transfer was restricted by the Company in accordance with the requirements of the Securities Act.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (1)

3.3	Bylaws (1)

5.1	Opinion of Sichenzia Ross Friedman Ference LLP (previously filed)

10.1	Share Exchange Agreement, dated as of March 31, 2009 among Develocap, Inc., the Persons listed on Exhibit A thereto, the Persons listed on Exhibit B thereto, and Trai Thien (2)

10.2	Amendment No. 1 to Share Exchange Agreement, dated July 31, 2009, among Develocap, Inc., the Persons listed on Exhibit B thereto, and Trai Thien (2)

10.3	Escrow Agreement, dated July 31, 2009, among Develocap, Inc., the Persons listed on Exhibit A thereto, Trai Thien, and Sichenzia Ross Friedman Ference LLP, as escrow agent (2)

10.4	Management Services Agreement dated July 31, 2009 among Develocap, Inc. and Trai Thien (2)

10.5	Finance Lease Agreement, dated December 26, 2008 between Trai Thien and Agribank (previously filed)

10.6	Memorandum of Understanding, dated March 30, 2009, between Trai Thien and Trai Thien Limited Company (previously filed)

10.7	Memorandum of Understanding, dated March 12, 2009, between Trai Thien and Bao Ngoc International Limited Company (previously filed)

10.8	Memorandum of Understanding, dated March 16, 2009, between Trai Thien and Ngoc Tram International Limited (previously filed)

10.9	Memorandum of Understanding, dated March 30, 2009, between Trai Thien and Khan Ha Limited Company (previously filed)

10.10	Memorandum of Understanding, dated February 28, 2009, between Trai Thien and Khan Thien Limited Company (previously filed)

10.11	Agreement, dated November 30, 2007, between Trai Thien and Hai Ha Amphibious Transport Ltd., Company (previously filed)

10.12	Agreement, dated February 10, 2009, between Trai Thien and Hai Ha Amphibious Transport Ltd., Company (previously filed)

10.13	Agreement, dated May 15, 2009, between Trai Thien and Hai Ha Amphibious Transport Ltd., Company (previously filed)

10.14	Agreement, dated May 31, 2009, between Trai Thien and Hai Ha Amphibious Transport Ltd., Company (previously filed)

10.15	Agreement, dated September 17, 2009, between Trai Thien and Hai Ha Amphibious Transport Ltd., Company (previously filed)

10.16	Agreement, dated November 30, 2007 between Trai Thien and Dai Duong Maritime Transport join-stock Company (previously filed)

10.17	Agreement, dated July 20, 2007 between Trai Thien and Dai Duong Maritime Transport join-stock Company (previously filed)

10.18	Agreement, dated February 10, 2009 between Trai Thien and Dai Duong Maritime Transport join-stock Company (previously filed)

10.19	Agreement, dated May 15, 2009 between Trai Thien and Dai Duong Maritime Transport join-stock Company (previously filed)

10.20	Agreement, dated September 20, 2009 between Trai Thien and Dai Duong Maritime Transport join-stock Company (previously filed)

10.21	Agreement, dated July 20, 2007, between Trai Thien and Dai Duong Maritime Transport J.S. Company (previously filed)

10.22	Memorandum of Understanding, dated March 30, 2009, between Trai Thien and Khan Ha Limited Company (previously filed)

10.23	Memorandum of Understanding, dated February 28, 2009, between Trai Thien and Khan Thien Limited Company (previously filed)

10.24	Memorandum of Understanding, dated March 16, 2009, between Trai Thien and Ngoc Tram International Limited Company (previously filed)

10.25	Memorandum of Understanding, dated March 30, 2009, between Trai Thien and Trai Thien Limited Company (previously filed)

10.26	Memorandum of Understanding, dated March 12, 2009, between Trai Thien and Bao Ngoc International Limited Company (previously filed)

10.27	Agreement, dated May 15, 2009 between Trai Thien and Dai Duong Joint-stock Company (previously filed)

23.1	Consent of ZYCPA Company Limited*

23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

(1) Filed as an exhibit to the Company’s Form 10 filed with the SEC on March 2, 2004 and incorporated herein by reference.

(2) Filed as an exhibit to the Company’s 8-K filed with the SEC on August 6, 2009 and incorporated herein by reference.

* Filed herewith.

Item 17. Undertakings

1. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2. The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Ho Chi Minh City, Vietnam, on November 2 , 2009.

DEVELOCAP, INC.
A Nevada corporation

By:	/s/ Haley Manchester
Haley Manchester
Its:	Chief Executive Officer

By:	/s/ Nguyen Van Thong
Nguyen Van Thong
Its:	Chief Financial Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Haley Manchester
Haley Manchester	November 2 , 2009
Chief Executive Officer and Director (principal executive officer)

/s/ Nguyen Van Thong *
Nguyen Van Thong.	November 2, 2009
Chief Financial Officer and Director (principal financial officer and principal accounting officer)

/s/ Nguyen Quoc Khanh *
Nguyen Quoc Khanh	November 2 2009
Chairman

/s/ Nguyen Thuy The Ha *
Nguyen Thuy The Ha	November 2, 2009
Director

* By /s/ Haley Manchester

Haley Manchester

Attorney-in-fact